Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Hypercom Corporation

We have audited the accompanying consolidated balance sheets of Hypercom Corporation as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hypercom Corporation at December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Hypercom Corporation’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 10, 2011 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Phoenix, Arizona

March 10, 2011

HYPERCOM CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
(Dollars in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$56,946	$55,041
Accounts receivable, net of allowance for doubtful accounts of $4,024 and $3,240, respectively	100,104	86,031
Current portion of net investment in sales-type leases	4,883	5,235
Inventories	43,987	29,363
Prepaid expenses and other current assets	6,577	5,345
Deferred income taxes	318	1,311
Prepaid taxes	4,036	3,510
Current portion of assets held for sale	5,778	5,241

Total current assets	222,629	191,077

Property, plant and equipment, net	23,765	24,304
Net investment in sales-type leases	7,226	5,046
Intangible assets, net	42,368	49,579
Goodwill	22,601	28,536
Other long-term assets	8,351	8,346

Total assets	$326,940	$306,888

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$63,750	$52,355
Accrued payroll and related expenses	14,819	16,152
Accrued sales and other taxes	5,761	8,116
Product warranty liabilities	5,946	5,444
Restructuring liabilities	2,082	8,265
Accrued other liabilities	23,525	20,677
Deferred revenue	19,066	11,559
Deferred tax liabilities	—	22
Income taxes payable	6,986	6,568
Current portion of liabilities held for sale	1,140	1,244

Total current liabilities	143,075	130,402

Deferred tax liabilities	12,544	14,902
Long term debt, net of discount	60,133	56,076
Other liabilities	14,130	14,612

Total liabilities	229,882	215,992
Commitments and contingencies (see Note 19)
Stockholders’ equity:
Common stock, $.001 par value; 100,000,000 shares authorized; 56,048,865 and 54,622,360 shares outstanding at December 31, 2010 and 2009, respectively	59	58
Additional paid-in capital	282,832	275,001
Accumulated deficit	(139,398)	(146,113)
Treasury stock, 3,196,353 and 3,162,248 shares (at cost) at December 31, 2010 and 2009, respectively	(22,911)	(22,749)
Accumulated other comprehensive loss	(23,524)	(15,301)

Total stockholders’ equity	97,058	90,896

Total liabilities and stockholders’ equity	$326,940	$306,888

The accompanying notes are an integral part of these consolidated financial statements.

HYPERCOM CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2010	2009	2008
(Dollars in thousands, except share data)
Net revenue:
Products	$362,859	$303,999	$320,692
Services	105,590	102,904	113,550

Total net revenue	468,449	406,903	434,242

Costs of revenue:
Products	234,548	197,763	219,575
Services	77,475	77,815	87,783
Amortization of purchased intangible assets	1,399	2,891	3,075

Total costs of revenue	313,422	278,469	310,433

Gross profit	155,027	128,434	123,809

Operating expenses:
Research and development	47,128	44,486	45,901
Selling, general and administrative	82,886	74,681	81,144
Amortization of purchased intangible assets	5,448	6,147	5,678
Impairment of goodwill and intangible assets	—	—	67,798
Gain on sale of assets	(1,515)	—	—

Total operating expenses	133,947	125,314	200,521

Income from operations	21,080	3,120	(76,712)
Interest income	320	296	1,466
Interest expense	(12,503)	(10,990)	(6,822)
Foreign currency gain (loss)	(413)	411	(1,821)
Other income	519	390	191

Income (loss) before income taxes and discontinued operations	9,003	(6,773)	(83,698)
Benefit (provision) for income taxes	(2,555)	829	(1,211)

Income (loss) before discontinued operations	6,448	(5,944)	(84,909)
Income (loss) from discontinued operations	267	(924)	(494)

Net income (loss)	$6,715	$(6,868)	$(85,403)

Basic and diluted income (loss) per share:
Income (loss) before discontinued operations	$0.12	$(0.11)	$(1.59)
Income (loss) from discontinued operations	—	(0.02)	(0.01)

Basic and diluted income (loss) per share	$0.12	$(0.13)	$(1.60)

Shares used in computing net income (loss) per common share:
Basic	53,973,671	53,526,493	53,321,154

Diluted	55,270,935	53,526,493	53,321,154

The accompanying notes are an integral part of these consolidated financial statements.

HYPERCOM CORPORATION

CONSOLIDATED STATEMETS OF STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME (LOSS)

			Paid-in Capital	Additional Accumulated Deficit	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity

	Common Stock
	Shares	Balance
(Dollars in thousands)
Balance as of December 31, 2007	53,167,702	$56	$251,034	$(53,842)	$(22,749)	$—	$174,499
Issuance of common stock	200,097	1	666				667
Restricted common stock issued for compensation	75,000	—	—	—	—	—	—
Share-based compensation	—	—	3,413	—	—	—	3,413
Issuance of warrants			17,756				17,756
Comprehensive Loss:
Net loss	—	—	—	(85,403)	—	—	(85,403)
Other comprehensive loss:
Foreign currency translation adjustments	—	—	—	—	—	(17,418)	(17,418)
Unfunded portion of pension plan obligation	—	—	—	—	—	274	274

Total comprehensive loss							(102,547)

Balance as of December 31, 2008	53,442,799	$57	$272,869	$(139,245)	$(22,749)	$(17,144)	$93,788
Issuance of common stock	159,561	1	190	—	—	—	191
Restricted common stock issued for compensation	1,149,000	—	—	—	—	—	—
Restricted common stock forfeitures	(129,000)						—
Share-based compensation	—	—	1,942	—	—	—	1,942
Comprehensive Loss:
Net loss	—	—	—	(6,868)	—	—	(6,868)
Other comprehensive loss:
Foreign currency translation adjustments	—	—	—	—	—	1,638	1,638
Unfunded portion of pension plan obligation	—	—	—	—	—	205	205

Total comprehensive loss							(5,025)

Balance as of December 31, 2009	54,622,360	$58	$275,001	$(146,113)	$(22,749)	$(15,301)	$90,896
Issuance of common stock	845,277	1	3,496	—	—	—	3,497
Purchase of treasury stock	—	—	—	—	(162)	—	(162)
Restricted common stock issued for compensation	637,895	—	—	—	—	—	—
Restricted common stock forfeitures	(56,667)	—	—	—	—	—	—
Share-based compensation	—	—	4,335	—	—	—	4,335
Comprehensive Loss:
Net income	—	—	—	6,715	—	—	6,715
Other comprehensive loss:
Foreign currency translation adjustments	—	—	—	—	—	(7,770)	(7,770)
Unfunded portion of pension plan obligation	—	—	—	—	—	(453)	(453)

Total comprehensive loss							(1,508)

Balance as of December 31, 2010	56,048,865	$59	$282,832	$(139,398)	$(22,911)	$(23,524)	$97,058

The accompanying notes are an integral part of these consolidated financial statements.

HYPERCOM CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(Dollars in thousands)	2010	2009	2008
Cash flows from operating activities:
Net income (loss)	$6,715	$(6,868)	$(85,403)
Adjustments to reconcile income (loss) to net cash provided by operating activities:
Depreciation and amortization	10,384	10,182	9,887
Amortization of purchased intangibles	6,847	9,038	8,753
Interest conversion to debt	6,912	6,708	4,613
Amortization of debt issuance costs	128	128	96
Impairment of goodwill and intangible assets	—	—	67,798
Amortization of discount on notes payable	5,146	3,786	1,726
Amortization of discount on short-term investments	—	—	(61)
Provision (reversal) for doubtful accounts	854	(416)	(369)
Provision for excess and obsolete inventory	2,979	4,157	4,147
Provision for warranty and other product charges	6,579	4,116	2,266
Foreign currency (gains) losses	900	(2,529)	3,426
Gain on sale of real property	(1,515)	—	—
Non-cash stock-based compensation	4,335	1,942	3,484
Non-cash write-off of intangibles and other assets	(16)	1,002	458
Deferred income tax provision (benefit)	(1,387)	(5,895)	1,673
Changes in operating assets and liabilities, net	(28,818)	5,215	(254)

Net cash provided by operating activities	20,043	30,566	22,240

Cash flows from investing activities:
Purchase of property, plant and equipment	(10,204)	(8,115)	(9,313)
Proceeds from the sale of business	1,841	—	—
Cash paid for acquisitions, net of cash acquired	(1,030)	(2,094)	(115,168)
Deposit received on pending sale of real property	1,665	—	—
Software development costs capitalized	(4,632)	(250)	(57)
Purchase of short-term investments	—	(1,376)	(37,375)
Proceeds from the sale or maturity of short-term investments	—	1,875	41,925

Net cash used in investing activities	(12,360)	(9,960)	(119,988)

Cash flows from financing activities:
Borrowings on revolving line of credit	—	7,800	6,400
Repayment of bank notes payable	—	(7,985)	(6,835)
Repayment of long-term debt	(8,000)	(3,000)	—
Purchase of treasury stock	(162)	—	—
Debt issuance cost	—	—	(687)
Proceeds from issuance of long term debt and warrants	—	—	60,000
Proceeds from issuance of common stock	3,496	190	666

Net cash provided by (used in) financing activities	(4,666)	(3,008)	59,544

Effect of exchange rate changes on cash and cash equivalents	(1,319)	1,975	(3,246)

Net increase (decrease) in cash flow from continuing operations	1,698	19,573	(41,450)
Net cash provided by (used in) operating activities from discontinued operations	207	(127)	107
Cash and cash equivalents, beginning of year	55,041	35,582	76,925

Cash and cash equivalents, end of year	$56,946	$55,041	$35,582

The accompanying notes are an integral part of these consolidated financial statements.

HYPERCOM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010

1. Description of Business

Hypercom Corporation (“Hypercom” or the “Company”) is one of the largest global providers of complete electronic payment and transaction solutions and value-added services at the point-of-transaction. Hypercom designs and sells electronic transaction terminals, peripheral devices, transaction networking devices, transaction management systems, application software, and information delivery services. Additionally, Hypercom provides directly, or through qualified contractors, support and related services that complement and enhance its hardware and software products. Hypercom’s customers include large domestic and international financial institutions, electronic payment processors, large retailers, independent sales organizations (“ISOs”) and distributors as well as companies in the transportation, healthcare, pre-paid card and quick service restaurant (“QSR”) industries. Hypercom operates in one business market—electronic payment products and services.

Hypercom is headquartered in Scottsdale, Arizona, where its operations include corporate administration, product development, sales and marketing, distribution, repairs management and customer service. Hypercom has sales and support offices in Australia, Brazil, Belgium, Chile, China, France, Germany, Hong Kong, Hungary, Latvia, Mexico, the Philippines, Puerto Rico, Russia, Scotland, Singapore, Spain, Sweden, Thailand, the United Arab Emirates and the United Kingdom (“U.K.”). These sales and support offices perform sales, marketing, distribution, customer service and custom development functions. Hypercom’s primary manufacturing is performed by third party contract manufacturing operations located in Malaysia, Germany, Brazil, Romania, and Tunisia. Hypercom has global product development facilities primarily in the U.S., Germany, France, Philippines and Latvia.

On November 17, 2010, the Company entered into a definitive merger agreement with VeriFone Systems, Inc. (“VeriFone”) and Honey Acquisition Co, Inc., a direct wholly-owned subsidiary of VeriFone (“Merger Sub”), under which Hypercom will be merged with and into Merger Sub, with the Company continuing after the merger as the surviving corporation and wholly-owned subsidiary of VeriFone, pursuant to which VeriFone will acquire Hypercom in an all-stock transaction. The merger was approved by the Company’s stockholders on February 24, 2011 and is anticipated to close in the second half of 2011, subject to the satisfaction of applicable regulatory approvals and customary closing conditions. Upon the consummation of the merger, each share of our common stock issued and outstanding immediately prior to the merger will be converted into 0.23 of a share of VeriFone common stock.

Certain prior period amounts have been reclassified to conform to the current year presentation.

2. Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Hypercom and its wholly-owned subsidiaries (collectively, the “Company” or “Hypercom”). The Company, directly or indirectly, owns 100% of the outstanding stock of all of its subsidiaries with the exception of one subsidiary in Thailand. As of December 31, 2010, the Company owned a controlling interest in the Thailand subsidiary and certain nominee shareholders owned the remaining nominal shares. Subsequent to December 31, 2010, the shares held by the nominee shareholders were transferred to one of the Company’s subsidiaries and the Thailand subsidiary is now an indirect wholly-owned subsidiary of the Company. All of the Company’s subsidiaries are included in the consolidated financial statements, and all significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make numerous estimates and assumptions that affect the accounting, recognition and disclosure of assets, liabilities, stockholders’ equity, revenue and expenses. The accounting estimates that require management’s most significant, difficult and subjective judgments include collectability of accounts receivable; determination of inventory obsolescence; recoverability of long-lived assets and goodwill; expected product warranty costs; recognition and measurement of current and deferred income tax assets and liabilities; legal and tax contingency accruals; the recognition and measurement of contingent liabilities to the Company’s third-party contract manufacturers for component parts that the Company may not ultimately use, and restructuring reserves. The actual results experienced by the Company may differ from management’s estimates.

Cash and Cash Equivalents

The Company considers all financial instruments, including money market accounts and certificates of deposits, with a remaining maturity of three months or less when purchased, to be cash equivalents.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents approximate fair value due to the short maturity of those instruments. The fair value of marketable securities is determined based on quoted market prices, which approximate fair value. The fair value of sales-type leases and long-term obligations is estimated by discounting the future cash flows required under the terms of each respective lease or debt agreement by current market rates for the same or similar issues of leases or debt with similar remaining maturities. The fair value of financial hedge instruments are based on quotes from brokers using market prices for those or similar instruments.

Allowance for Doubtful Accounts

Payment terms for product and services trade receivables generally range from 30 to 90 days depending on the circumstances of each order or service contract. Any payments not received within the agreed upon due date are considered past due.

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Such allowance is computed based upon a specific customer account review of larger customers and balances past due as well as a general reserve against individually smaller accounts receivable balances. The Company’s assessment of its customers’ ability to pay generally includes direct contact with the customer, investigation into customers’ financial status, as well as consideration of customers’ payment history with the Company. If the Company determines, based on its assessment, that one of the Company’s customers will be unable to pay, the Company will charge off their account receivables to the allowance for doubtful accounts. A rollforward of the activity in the allowance for doubtful accounts for the years ended December 31, 2010, 2009 and 2008 is as follows:

	Balance at Beginning of Period	Assumed in Acquisitions	Provision (reversal) for doubtful accounts	Foreign Currency Impact	Collections (write-offs) of uncollectible amounts	Balance at End of Period
(Dollars in thousands)
Year Ended December 31, 2010:
Allowance for doubtful accounts	$3,240	—	854	(116)	46	$4,024
Year Ended December 31, 2009:
Allowance for doubtful accounts	$4,469	—	(416)	280	(1,093)	$3,240
Year Ended December 31, 2008:
Allowance for doubtful accounts	$4,034	5,046	(369)	(852)	(3,390)	$4,469

Sales-Type Leases

Certain product sales made under lease arrangements are recorded as sales-type leases. Lease contract receivables represent the total lease payments to be received reduced by lease payments already collected. Sales-type lease revenue consists of the initial sale of the product shipped and the interest and maintenance elements of the lease payments as they are earned. An allowance for estimated uncollectible sales-type lease receivables at an amount sufficient to provide adequate protection against losses in the Company’s sales-type lease portfolio is recorded. The allowance is determined principally on the basis of historical loss experience and management’s assessment of the credit quality of the sales-type lease customer base. If loss rates increase or customer credit conditions deteriorate, the allowance for uncollectible sales-type leases may need to be increased. Unearned income includes interest and is the amount by which the original sum of the lease contract receivable exceeds the fair value of the equipment sold. The interest element is amortized to lease income using the effective interest method.

Inventories

Inventories are stated at the lower of cost or market. Cost is computed using standard cost, on a first-in, first-out basis. Write-downs for estimated excess and obsolete inventory are recorded on a product or part level basis based upon historical usage and expected future demand and establish a new cost basis for the respective item.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Expenditures for major additions and improvements to facilities are capitalized, while maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the consolidated statements of operations.

In 2009, the Company revised the estimated useful lives of property, plant and equipment acquired through business acquisitions to conform with its policies regarding property, plant and equipment. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. The estimated useful lives of the Company’s property and equipment are as follows:

Computer equipment and software	1 - 5 years
Machinery and equipment	2 - 7 years
Equipment leased to customers	2 - 5 years
Furniture and fixtures	2 - 7 years

Leasehold improvements are amortized over the shorter of the lease term or the life of the asset.

Capitalized Software Development Costs

The Company capitalizes certain internal and external expenses related to developing computer software used in the products it sells. Costs incurred prior to the establishment of technological feasibility are charged to research and development expense. The Company considers technological feasibility to have been established for a product when all of the following conditions have been met: (a) the detail program design has been completed and it has been determined that the necessary skills, hardware, and software technology are available to produce the product; (b) the detail program design has been traced to product specifications; and (c) all high-risk development issues have been resolved through coding and testing. Upon general release to customers of the product in which the software is included, capitalization ceases, and such costs are amortized using the straight-line method over an estimated life of one to three years. The amounts capitalized and recorded in Intangible assets during the years ended December 31, 2010, 2009 and 2008, were $4.6 million, $1.1 million and $0.1 million, respectively.

Impairment of Long-Lived Assets

The Company assesses the potential impairment of long-lived assets, other than goodwill, when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant under-performance of a product line in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in the Company’s use of the assets. Recoverability of assets that will continue to be used in the Company’s operations is measured by comparing the carrying amount of the asset grouping to the Company’s estimate of the related total future net cash flows. If an asset carrying value is not recoverable through the related cash flows, the asset is considered to be impaired. The impairment is measured by the difference between the asset grouping’s carrying amount and its fair value, based on the best information available, including market prices or discounted cash flow analysis. If the assets determined to be impaired are to be held and used, the Company recognizes an impairment loss through a charge to operating results to the extent the present value of anticipated net cash flows attributable to the asset are less than the asset’s carrying value. When it is determined that the useful lives of assets are shorter than originally estimated, and there are sufficient cash flows to support the carrying value of the assets, the Company will accelerate the rate of amortization charges in order to fully amortize the assets over their new shorter useful lives. This process requires the use of estimates and assumptions, which are subject to a high degree of judgment. If these assumptions change in the future, the Company may be required to record impairment charges for these assets. For the years ended December 31, 2010, 2009 and 2008, long lived asset impairment charges for the intangible assets totaled zero, zero and $8.8 million, respectively. There can be no assurance that future long-lived asset impairment tests will not result in a charge to earnings.

Brazilian Building Sale

In connection with the sale of the Brazilian building, the Company entered into a leaseback transaction with the buyer to allow for a transition of the Company’s services operations. The Company has not received the remaining payments due on the sale. Therefore, the Company will continue to defer the gain related to the sale until the Company no longer has continuing involvement in the building, the buyer’s initial and continuing investments are adequate to demonstrate a commitment to pay for the property, and collectability of the remaining amounts due are reasonably assured either by collection of the majority of the receivable or when the Company is assured the amounts due are not subject to future subordination from a bank or other lender. See Note 6 for further discussion.

Goodwill

Goodwill is recorded when the purchase price paid for an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired. The Company is required to perform an impairment assessment at least annually and more frequently under certain circumstances. The Company performs its annually required impairment assessment on its December 31 goodwill balance. If the Company determines through the impairment assessment process that goodwill has been impaired, the Company will record the impairment charge in the statement of operations. For the years ended December 31, 2010, 2009 and 2008, goodwill impairment charges totaled zero, zero and $59.0 million, respectively. There can be no assurance that future goodwill impairment tests will not result in a charge to earnings.

Discontinued Operations

The Company analyzes its operations that have been divested or classified as held-for-sale in order to determine if they qualify for discontinued operations accounting. Only operations that qualify as a component of an entity can be included in discontinued operations. In addition, only components where the Company does not have significant continuing involvement with the divested operations would qualify as a discontinued operation. Continuing involvement would include the Company continuing to exert significant influence or continue to have contractually obligated run-off operations related to the operations it is divesting. See Note 6 and Note 10 for further discussion.

Revenue Recognition

Revenue is recognized when the following criteria are met: (a) persuasive evidence that an arrangement exists; (b) delivery of the products or services has occurred; (c) the selling price is both fixed and determinable; and (d) collectability is reasonably assured.

The Company generally recognizes product revenue, including sales to distributors and sales under sales-type leases, upon shipment of product. The Company recognizes service revenue when the services have been provided and collection is reasonably assured. Routine recurring services include terminal repairs, help-desk, on-site technician visits, deployment and the provision of supplies. Amounts received in advance of services being rendered are recorded as deferred revenue. Revenue from long-term contracts that require substantial performance of customized software and hardware over an extended period are recorded based upon the attainment of substantive scheduled performance milestones under the percentage-of-completion method. Operating lease revenue is recognized monthly over the lease term. The units leased under operating leases are included in the balance sheet under “Property, plant and equipment.” The Company accrues for warranty costs, sales returns and other allowances at the time of shipment.

Revenue arrangements with multiple deliverables are evaluated to determine if the deliverables (items) can be divided into more than one unit of accounting. An item can generally be considered a separate unit of accounting if all of the following criteria are met:

•	The delivered item(s) has value to the customer on a standalone basis;

•	There is objective and reliable evidence of the fair value of the undelivered item(s); and

•

If the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the Company.

Items that do not meet these criteria are combined into a single unit of accounting. If there is objective and reliable evidence of fair value for all units of accounting, the arrangement consideration is allocated to the separate units of accounting based on their relative fair values. In cases where there is objective and reliable evidence of the fair value(s) of the undelivered item(s) in an arrangement but no such evidence for one or more of the delivered item(s), the residual method is used to allocate the arrangement consideration. In cases in which there is not objective and reliable evidence of the fair value(s) of the undelivered item(s) but a portion of the arrangement is considered to be a lease, the Company recognizes where it has sufficient evidence to make an estimate of the relative fair values of the delivered elements.

The Company presents revenue net of sales taxes and value-added taxes in its consolidated statements of operations.

Shipping and Handling Costs

Shipping costs include charges associated with delivery of goods from the Company’s facilities to its customers and are reflected in cost of product. Shipping costs paid to the Company by its customers are classified as revenue.

Product Warranty

The Company accrues for estimated warranty obligations when revenue is recognized based on an estimate of future warranty costs for delivered products and specific known product issues. Such estimates are based on historical experience and expectations of future costs. The Company periodically evaluates and adjusts the accrued warranty costs to the extent actual warranty costs vary from the original estimates. The Company’s warranty period typically extends from one to five years from the date of shipment. Costs associated with maintenance contracts, including extended warranty contracts, are expensed when they are incurred. Actual warranty costs may differ from management’s estimates.

Legal and Other Contingencies

In the ordinary course of business, the Company is involved in legal proceedings involving contractual and employment relationships, product liability claims, intellectual property rights, and a variety of other matters. The Company records contingent liabilities resulting from asserted and unasserted claims against it, when it is probable that a liability has been incurred and the amount of the loss is estimable. Estimating probable losses requires analysis of multiple factors, in some cases including judgments about the potential actions of third-party claimants and courts. Therefore, actual losses in any future period are inherently uncertain. Currently, the Company does not believe any of its pending legal proceedings or claims will have a material impact on its financial position, results of operations or cash flows. However, if actual or estimated probable future losses exceed the Company’s recorded liability for such claims, it would record additional charges as other expense during the period in which the actual loss or change in estimate occurred.

For components not yet billed to the Company by its third-party contract manufacturers, contingent liabilities are recorded by component based on the likelihood of the Company’s ultimate usage of the components. The Company’s reserve for such potential billings of $4.8 million is included in accrued other liabilities in the Company’s consolidated balance sheet at December 31, 2010.

Costs Associated with Exit Activities

The Company records costs associated with exit activities such as for employee termination benefits that represent a one-time benefit when management approves and commits to a plan of termination, and communicates the termination arrangement to the employees, or over the future service period, if any. Other costs associated with exit activities may include contract termination costs, including costs related to leased facilities to be abandoned or subleased, and facility and employee relocation costs. In addition, a portion of the Company’s restructuring costs are outside the U.S. related to expected employees terminations. The Company is required to record a liability for this cost when it is probable that it will incur the costs and can reasonably estimate the amount.

In addition, for acquisitions prior to January 1, 2009, the Company accounts for costs to exit an activity of an acquired company and involuntary employee termination benefits associated with acquired businesses in the purchase price allocation of the acquired business if a plan to exit an activity of an acquired company exists, and those costs have no future economic benefit to the Company and will be incurred as a direct result of the exit plan. Any reserves established in the TeT acquisition are adjusted through goodwill.

Advertising Costs

Advertising costs are expensed as incurred and totaled $0.4 million, $0.1 million and $0.3 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Stock-Based Compensation

The Company recognizes compensation expense over the requisite service period for the fair-value of stock options and related awards. For stock options with graded vesting terms, the Company recognizes compensation cost over the requisite service period using the accelerated method. The fair value of stock-based awards are estimated at the date of grant using key assumptions such as future stock price volatility, expected terms, risk-free interest rates and the expected dividend yield. In addition, the Company estimates the expected forfeiture rate of the Company’s stock grants and only recognizes the expense for those shares expected to vest.

Foreign Currency

Assets and liabilities of subsidiaries operating outside the U.S. with a functional currency other than the U.S. Dollar are translated into U.S. Dollars using year-end exchange rates. Revenue, costs and expenses are translated at the average exchange rates in effect during the year. Foreign currency translation gains and losses are included as a component of accumulated other comprehensive loss.

For subsidiaries operating outside the U.S. where the functional currency is the U.S. Dollar, monetary assets and liabilities denominated in local currency are remeasured at year-end exchange rates whereas non-monetary assets, including inventories and property, plant and equipment, are reflected at historical rates. Revenue, costs and expenses are translated at the monthly average exchange rates in effect during the year. Any gains or losses from foreign currency remeasurement are included in foreign currency gain or loss in the consolidated statements of operations.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax laws (including rates) is recognized in income in the period that includes the enactment date. See Note 16 regarding the valuation reserve against the Company’s deferred tax assets.

The Company does not provide for federal income taxes on the undistributed earnings of its international subsidiaries because earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely.

Income (Loss) Per Share

Basic income (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted income (loss) per share reflects the potential dilution that could occur if the income were divided by the weighted-average number of common shares outstanding and potentially dilutive common shares from outstanding stock options and warrants. Potentially dilutive common shares are calculated using the treasury stock method and represent incremental shares issuable upon exercise of the Company’s outstanding options and warrants. Antidilutive securities not included in the dilutive earnings per share calculations for 2010 amounted to 14,955,114. Due to losses in 2009 and 2008, potentially dilutive securities are not included in the calculation of dilutive loss per share as their impact would be anti-dilutive. In those years, excluded options and warrants amounted to 15,593,654 and 15,007,528, respectively. The following table reconciles the weighted average shares used in computing basic and diluted income (loss) per share in the respective years:

	2010	2009	2008
Shares used in basic income (loss) per share calculation (weighted average common shares outstanding)	53,973,671	53,526,493	53,321,154
Effect of dilutive stock options and warrants	1,297,264	—	—

Shares used in diluted income (loss) per share calculation	55,270,935	53,526,493	53,321,154

Derivative Financial Instruments

The Company does not acquire, hold or issue derivative financial instruments for trading purposes. Derivative financial instruments are used to manage foreign exchange and interest rate risks that arise out of the Company’s core business activities.

Derivative financial instruments used to manage foreign exchange risk were designated as hedging instruments for hedges of foreign currency exposure of the Company’s net investment in foreign operations. The primary objective of the Company’s hedging strategy is to protect its net investments in foreign subsidiaries and certain accounts receivable that are exposed to volatility in foreign currency exchange rates. In March 2009, the Company suspended hedging activities due to the cost of entering into forward contracts, the possible short term cash requirements for forward contract payables, along with the inability to repatriate cash from foreign countries on a short term basis to offset any hedge forward contract payable. Prior to the decision to suspend hedging in March 2009, the Company hedged the translation of its net investment in foreign subsidiaries in an attempt to neutralize the effect of translation gains or losses in the statement of operations.

Comprehensive Income (Loss)

Comprehensive income (loss) represents net income (loss) for the year adjusted for changes in stockholders’ equity from non-stockholder sources. Accumulated comprehensive income (loss) items typically include currency translation and the impact of the Company’s pension liability adjustment, net of tax.

Impact of Recently Issued Accounting Pronouncements

In June 2009, the FASB issued authoritative guidance on the consolidation of variable interest entities (“VIE”). This new guidance significantly affects the overall consolidation analysis. The Company adopted this guidance in the first quarter of fiscal 2010. The adoption of this guidance did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In October 2009, the FASB issued amendments to the accounting and disclosure for revenue recognition. These amendments, effective for fiscal years beginning on or after June 15, 2010 (early adoption is permitted), modify the criteria for recognizing revenue in multiple element arrangements and the scope of what constitutes a non-software deliverable. The implementation of these amendments is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In January 2010, the FASB issued amendments that require additional fair value disclosures. These disclosure requirements became effective for interim and annual periods beginning after December 15, 2009, except for the gross presentation of the Level 3 roll forward, which is required for annual reporting periods beginning after December 15, 2010 and for interim reporting periods within those years. These amended standards do not significantly impact the Company’s consolidated financial position, results of operations or cash flows.

In January 2010, the FASB issued authoritative guidance to amend the accounting and reporting requirements for decreases in ownership of a subsidiary. This guidance requires that a decrease in the ownership interest of a subsidiary that does not result in a change of control be treated as an equity transaction. The guidance also expands the disclosure requirements about the deconsolidation of a subsidiary. The Company adopted this guidance in 2010 and it did not have a material impact on its financial statements.

In December 2010, the FASB issued authoritative guidance that modifies the requirements of step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. This guidance is effective for fiscal years beginning after December 15, 2010. The implementation of this guidance is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

3. Business Acquisitions and Others

Thales e-Transactions

On April 1, 2008, the Company acquired the TeT business line to expand the Company’s geographic reach in Europe and increase the Company’s size and scale, with the expectation of accelerating product cost reductions given the convergence towards a single, combined product family.

The consideration paid to acquire TeT was $150.5 million in cash. To fund a portion of the acquisition price, the Company entered into a credit agreement with Francisco Partners, which provided funding of $60.0 million. See Note 12 for additional information related to this credit agreement.

The purchase price consisted of the following (dollars in thousands):

Cash paid to purchase TeT shares	$120,000
Cash paid for working capital and assumed debt	23,611
Transaction costs and expenses	3,827
Working capital adjustment	3,086

Total	$150,524

On December 18, 2009, the Company agreed to settle amounts owed under the TeT acquisition agreement for a cash payment of approximately $4.1 million. The Company included $3.1 million as part of the purchase price and $1.0 million of professional fees for accounting and tax services provided to Thales had been expensed as incurred in 2008. On December 28, 2009, the Company paid $2.1 million of the settlement amount and the remaining $2.0 million was paid on January 8, 2010.

The acquisition was accounted for as a purchase business combination and accordingly, the results of TeT’s operations are included in the Company’s consolidated results from the date of the acquisition.

Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to TeT’s tangible and intangible assets acquired and liabilities assumed. The excess of the purchase price over the net tangible and intangible assets is recorded as goodwill, which will not be deductible for tax purposes.

The purchase price allocation is as follows (dollars in thousands):

Cash	$21,865
Accounts Receivable	39,072
Inventory	9,023
Property, plant and equipment	5,679
Other assets	13,191
Amortizable intangible assets:
Customer relationships	66,350
Unpatented technology	5,688
Trademarks, trade names	2,127

Total assets	162,995
Deferred revenue	(6,904)
Other current liabilities	(62,035)
Net deferred tax liabilities	(20,634)
Non current liabilities	(2,916)

Total liabilities	(92,489)
Fair value of tangible and intangible assets acquired, net of liabilities assumed	70,506
Goodwill	80,018

Total purchase price	$150,524

Intangible Assets. TeT’s customer relationships are represented through a distribution network of banks, distributors and retailers through which TeT sells the majority of its products and services. The Company expects to amortize the fair value of these assets over an average estimated life of five to ten years.

Supplier relationships represent third party manufacturing relationships through which the majority of TeT products are produced. The Company expects to amortize the fair value of these assets over an average estimated life of four years.

Product technology includes TeT products, principally the Artema product line. TeT technology and products are designed for hardware, software, solutions and services, serving the European markets. The Company expects to amortize the developed and core technology and patents over an average estimated life of two years.

The fair value of intangible assets was determined using an income approach, based on discussions with TeT management and a review of certain transaction-related documents and forecasts prepared by the Company and TeT management. The rate utilized to discount net cash flows to their present values is 19%. This discount rate was determined after consideration of the Company’s weighted average cost of capital specific to this transaction and the assets being purchased.

Estimated useful lives for the intangible assets were based on historical experience with technology life cycles, product roadmaps, branding strategy, historical and projected maintenance renewal rates, historical treatment of the Company’s acquisition-related intangible assets and the Company’s intended future use of the intangible assets. Deferred tax liabilities in the amount of $20.6 million were recorded based upon conclusions regarding the tax positions that were taken.

Of the total $74.2 million of intangible assets, $62.7 million was reported in NEMEA and $11.5 million in SEMEA. Intangible assets in these business segments are subject to translation adjustment for currency changes.

Goodwill. Of the total purchase price, approximately $80.0 million was allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. Goodwill is not amortized but instead is tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made. See Note 4 for a discussion of impairment charges related to the Company’s goodwill and intangible assets.

The following represents the actual results of operations for the year ended December 31, 2010, 2009 and proforma results for 2008 which and gives effect to the acquisition of TeT as if the acquisition was consummated at the beginning of fiscal year 2008. The unaudited pro forma results of operations for 2008 are not necessarily indicative of what would have occurred had the acquisition been made as of the beginning of the period or of the results that may occur in the future. Net loss includes additional interest expense of $2.4 million and amortization of intangible assets related to the acquisition of $2.8 million for the first quarter of 2008 (dollars in thousands, except for per share data):

	2010	2009	2008
Total net revenue	$468,449	$406,903	$477,386
Net income (loss)	$6,715	$(6,868)	$(94,063)
Net income(loss) per share — basic and diluted	$0.12	$(0.13)	$(1.76)

Sale of Majority Interest in HBNet, Inc.

On February 17, 2010, the Company and The McDonnell Group formed a new venture, Phoenix Managed Networks, LLC (“PMN”), which equips payment processors, banks and retailers worldwide with highly reliable and cost-effective data communications services for transaction-based applications. In this transaction, an affiliate of The McDonnell Group contributed $1.0 million to PMN in consideration for which it received preferred membership interests in PMN representing 60% of PMN’s outstanding preferred interests. At the same time, the Company’s wholly-owned subsidiary, Hypercom U.S.A., Inc. (“HYC USA”), contributed certain assets, including all of the outstanding membership interests of HYC USA’s wholly-owned subsidiary, HBNet, Inc. (“HBNet”), to PMN in consideration for which HYC USA received preferred membership interests in PMN representing the remaining 40% of PMN’s outstanding preferred interests and $1.0 million in cash. For accounting purposes, the Company treated this transaction as a sale of 60% of its interest in HBNet to The McDonnell Group in exchange for $1.0 million, and a contribution of its other 40% interest in HBNet to PMN in exchange for a 40% interest in PMN. As a result, the Company recorded a gain of $0.7 million during the year ended December 31, 2010 from the sale of the 60% interest in HBNet. The excess of the cash received over the gain recorded ($0.3 million) was applied to reduce the net book value of the Company’s remaining investment in HBNet to $0.2 million, which was then exchanged for the Company’s 40% equity investment in PMN. The investment in PMN is included in other long-term assets in the Company’s consolidated balance sheet as of December 31, 2010, and is accounted for under the equity method of accounting.

4. Intangible Assets and Goodwill

Intangible assets consist of the following at December 31, 2010 and 2009 (dollars in thousands):

	December 31, 2010			December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Capitalized software	$7,159	$(2,626)	$4,533	$3,327	$(1,874)	$1,453
Customer and supplier relationships	52,386	(17,114)	35,272	56,692	(11,875)	44,817
Unpatented technology	2,840	(2,840)	—	3,078	(2,694)	384
Trademarks, trade names	3,527	(1,776)	1,751	3,636	(1,687)	1,949
Service know-how	1,330	(521)	809	1,330	(388)	942
Other	149	(146)	3	150	(116)	34

	$67,391	$(25,023)	$42,368	$68,213	$(18,634)	$49,579

Amortization of these intangibles is provided on the straight-line method over their estimated useful lives:

Capitalized software	8 months - 3 years
Customer relationships	4 - 10 years
Unpatented technology	2 - 10 years
Trademarks, trade names	2 - 10 years
Service know - how	10 years
Other	2 - 5 years

In 2008, the Company determined that $8.8 million of intangible assets were impaired. Of the total write-down, $2.4 million was related to the Company’s 2006 acquisition of TPI and $6.4 million from its 2008 acquisition of TeT. The Company performed the impairment test for these assets primarily due to the decline in its stock price that caused its book value to exceed its market capitalization, which was an indication that these assets may not be recoverable. The primary reason for these impairment charges relates to economic conditions and ongoing operations, which has caused the Company to reduce its estimates of projected cash flows.

Amortization expense related to intangible assets used in continuing operations was $7.6 million, $9.7 million and $9.9 million for the years ended December 31, 2010, 2009 and 2008, respectively. Based on the intangible assets recorded at December 31, 2010, and assuming no subsequent impairment of the underlying assets, the annual amortization expense for each period, is expected to be as follows: $7.0 million for 2011, $7.3 million for 2012, $6.4 million for 2013, $6.4 million for 2014 and $6.2 in 2015.

Activity related to goodwill consisted of the following at December 31, 2010 and December 31, 2009 (dollars in thousands):

	December 31,	December 31,
	2010	2009
Balance, beginning of year	$28,536	$26,715
Additions related to acquisitions	—	1,108
Deferred tax asset adjustment	1,163	—
Reversal of TeT severance to Goodwill	(4,725)	—
Currency translation adjustment	(2,373)	713

Balance, end of year	$22,601	$28,536

The goodwill adjustment was due to a reduction of the severance and other termination benefits that were initially accrued in connection with the Company’s acquisition of TeT in 2008.

During the fourth quarter of 2008, the Company concluded that the current economic environment and the significant declines in its market capitalization compared to its net book value represented significant adverse events, and therefore, management evaluated goodwill and long-lived assets for impairment as of December 31, 2008. In evaluating goodwill and long-lived assets for recoverability, estimates of after-tax undiscounted future cash flows of the Company’s individual reporting units were compared to the carrying value of the reporting units. As quoted market prices are unavailable for individual reporting units, fair value was determined by discounting estimated future cash flows. The estimated cash flows used to assess recoverability of long-lived assets and measure fair value of reporting units were derived from current business plans developed using near-term and long term management projections. The asset impairment evaluations, including the annual goodwill impairment test, required management to make several assumptions in determining estimates of future cash flows to determine fair value of the individual reporting units, including near and long-term revenue and cost assumptions.

The evaluation of goodwill resulted in the recognition of asset impairment charges totaling $59.0 million for 2008, primarily related to the assets acquired in the TeT acquisition on April 1, 2008. Of the total amount, $4.0 million related to the 2006 acquisition of TPI, $4.5 million related the 2007 acquisition of ACG and, $50.5 million related to the 2008 acquisition of TeT. The primary reason for these impairment charges relates to the economic recession, which has caused the Company to reduce its estimates for projected cash flows, has reduced overall industry valuations, and caused an increase in discount rates in the credit and equity markets.

Of the total $67.8 million impairment of goodwill and intangible assets, $6.4 million was reported in the Americas, $4.5 million in Asia-Pacific, $24.4 million in NEMEA, and $32.5 million in SEMEA.

The Company completed its annual goodwill impairment test as of December 31, 2010 and 2009 and concluded no impairment charge was required.

5. Restructuring and Other Charges

2010 Restructuring

In 2010, we incurred employee severance and related charges as a result of the following initiatives:

•	Reorganization of our service businesses in Australia and Brazil;

•	Reorganization of our operations in Asia-Pacific; and

•	Reorganization of our management team in our offices in Arizona, Mexico and the Caribbean.

The following table summarizes these charges and activities during the year ended December 31, 2010 (dollars in thousands):

	Balance at December 31, 2009	Additions	Cash Payments	Balance at December 31, 2010
Severance and other termination benefits	$1,010	$2,458	$(1,915)	$1,553

Total	$1,010	$2,458	$(1,915)	$1,553

As a result of these actions, the Company incurred charges of $2.5 million in 2010. Of the $2.5 million, $0.6 million was recorded in costs of revenue and $1.9 million was recorded in operating expenses. Of the $2.5 million, $0.8 million was recorded in the Americas, $1.0 million in SEMEA, $0.5 million in Asia-Pacific, and $0.2 million in Shared Cost Centers.

The Company expects to pay the accrued severance and benefits related charges in 2011. The amounts recorded and the additional restructuring charges the Company expects to incur are subject to change based on the negotiation of severance with employees and related work groups.

Thales e-Transactions Restructuring

On April 1, 2008, the Company completed the acquisition of TeT and began formulating a restructuring plan. At the acquisition date, the Company accrued into the purchase price allocation restructuring costs related to reduction in workforce and future facilities lease obligations of approximately $9.1 million. The balance at December 31, 2010 was $0.5 million.

Activities of the restructuring balance related to the TeT acquisition are as follows (dollars in thousands):

	Balance at December 31, 2009	Reversal of TeT Severance to Goodwill	Cash Payments	Currency Translation Adjustment	Balance at December 31, 2010
Severance and other termination benefits	$7,255	$(4,725)	$(2,236)	$(235)	$529

Total	$7,255	$(4,725)	$(2,236)	$(235)	$529

Based on the Company’s current negotiations with workers councils in Europe, the Company expects the remaining amounts accrued to be paid in 2011. The amounts recorded are subject to change based on further negotiation of severance amounts to be paid.

2009 Business Restructuring

In 2009, the Company incurred employee severance and benefits-related charges as a result of the following initiatives:

•	Reorganization of the Company’s service businesses in Australia and Brazil;

•	Consolidation of the Company’s United Kingdom operations in the Salisbury facility, resulting in the closing of the Woking facility;

•	Reorganization of the Company’s operations in Asia-Pacific;

•	Reorganization of the Company’s management team in its offices in Arizona, Mexico and the Caribbean; and

•	Reorganization of the Company’s research and development activities in Europe.

As a result of these actions, the Company incurred charges of $3.0 million in 2009. Of the $3.0 million, $1.3 million was recorded in costs of revenue and $1.7 million was recorded in operating expenses. Of the $3.0 million, $1.2 million was recorded in the Americas, $0.4 million in SEMEA, $0.1 million in NEMEA, $0.2 million in Asia-Pacific, and $1.1 million in Shared Cost Centers.

2008 Business Restructuring

During the second quarter of 2008, the Company accrued the remaining lease termination and severance costs related to the exit out of its manufacturing facility in China. The total costs of the lease termination and severance costs of $0.5 million were recorded in costs of revenue in Asia-Pacific. The Company paid the cost during the third quarter of 2008.

6. Discontinued Operations and Assets Held for Sale

European Lease and Service Operation

During the fourth quarter of 2009, the Company made the decision to sell a European lease and service operation, which qualifies as discontinued operations. Accordingly, the lease and service business operating results have been classified as discontinued operations in the statements of operations and cash flows for all periods presented. General corporate overhead costs have not been allocated to discontinued operations. A summary of the operating results for the years ended December 31, 2010 and 2009 included in discontinued operations in the accompanying consolidated statements of operations is as follows (dollars in thousands):

	2010	2009
European lease and service operation
Net Revenue	$4,261	$4,644
Costs of Revenue	3,414	4,294

Gross profit	847	350
Selling, general, and administrative expenses	(424)	(1,439)

Income (loss) from discontinued operations	$423	$(1,089)

A summary of the assets and liabilities held for sale related to this European lease and service operation is as follows (dollars in thousands):

	December 31,	December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$264	$56
Accounts receivable, net	473	688
Net investment in sales-type leases	2,121	2,298
Inventories	171	326
Prepaid expenses and other current assets	833	5
Long term assets	27	—

Total assets	$3,889	$3,373

LIABILITIES
Accounts payable	$545	$1,172
Accrued sales and other taxes	460	—
Accrued payroll and related expenses	135	72

Total liabilities	$1,140	$1,244

The Company expects to complete the sale during the second quarter of 2011.

Brazilian building

On April 19, 2010, the Company sold its Brazilian building for consideration of R$8.6 million Brazilian Reais (approximately $4.6 million U.S. Dollars), receiving R$2.9 million Brazilian Reais, or $1.7 million U.S. Dollars, upon execution of the sales agreement. The remainder was expected to be received in installments of 40% and 30% within 180 days and 270 days, respectively, of the signing of the sales agreement. The Company entered into a leaseback transaction with the buyer to allow for a transition of the Company’s services operations for a period of three months that ended on July 19, 2010.

The payment expected on October 20, 2010 was not received. The Company has deferred the potential gain related to the sale as of December 31, 2010. The gain will be recognized once the Company no longer has continuing involvement in the building, the buyer’s initial and continuing investments are adequate to demonstrate a commitment to pay for the property, and collectability of the remaining amounts due are reasonably assured either by collection of the majority of the receivable or when the Company is assured the amounts due are not subject to future subordination from a bank or other lender. The net book value of the building was $1.9 million and is classified as assets held for sale in the Company’s consolidated balance sheets as of December 31, 2010 and December 31, 2009, respectively. The $1.7 million received has been recorded as deferred revenue in the Company’s consolidated balance sheet as of December 31, 2010.

Australian Courier Business

On March 1, 2009, the Company sold its small courier business in Australia (“Australian Courier Business”) that was acquired in 2007. The Australian Courier Business qualified as discontinued operations and accordingly, the income (loss) from discontinued operations includes direct revenue and direct expenses of this operation. General corporate overhead costs have not been allocated to discontinued operations. A summary of the operating results at December 31 included in discontinued operations in the accompanying consolidated statements of operations is as follows (dollars in thousands):

	2009	2008
Australian Courier Business
Net Revenue	$558	$4,381
Costs of Revenue	481	3,703

Gross profit	77	678
Selling, general, and administrative expenses	(14)	(323)
Impairment of goodwill and intangible assets	—	(718)
Gain on sale	65	—

Income (loss) from discontinued operations	$128	$(363)

Effective March 1, 2009, the Company sold the Australian Courier Business for $0.3 million. The sale agreement includes all related rights and obligations of the Australian Courier Business. The sale agreement contains general warranty and indemnification provisions, which could result in additional liabilities to the Company if certain events occur or fail to occur in the future.

The Australian Courier Business was fully divested as of December 31, 2009; as such, no results of operations were included in discontinued operations in 2010.

U.K. Lease Portfolio

During the fourth quarter of 2005, the Company made the decision to sell its U.K. leasing business (the “U.K. Lease Business”). As of December 31, 2005, the U.K. Lease Business qualified as discontinued operations. The U.K. Lease Business operating results have been classified as discontinued operations in the statements of operations and cash flows for all periods presented.

Effective May 31, 2006, the Company sold the U.K. Lease Business for $12.1 million (the “U.K. Lease Sale”). The U.K. Lease Sale includes the lease arrangements with merchants and all related obligations and rights to payment under such agreements. The U.K. Lease Sale agreement contains covenants and indemnification provisions, which could result in additional liabilities to the Company if certain events occur or fail to occur in the future. A summary of the operating results at December 31 included in discontinued operations in the accompanying consolidated statements of operations is as follows (dollars in thousands):

	2010	2009	2008
U.K. Lease Portfolio:
Costs of revenues (reversals of commissions)	$(116)	$(37)	$118

Gross profit	(116)	(37)	118

Income (loss) from discontinued operations	$(116)	$(37)	$118

7. Leases

Sales-Type Leases

The Company’s net investment in sales-type leases consist of the following at December 31, 2010 and 2009 (dollars in thousands):

	2010	2009
Lease contracts receivable	$14,836	$13,523
Unearned revenue	(2,199)	(2,360)
Allowance for bad debt	(528)	(882)

Net investment in sales-type leases	$12,109	$10,281

Future minimum payments to be received under sales-type leases are as follows (dollars in thousands):

Year Ending December 31,
2011	$5,441
2012	4,546
2013	2,709
2014	1,880
2015	260
Thereafter	—

$14,836

8. Fair Value Measurements

The accounting framework for determining fair value includes a hierarchy for ranking the quality and reliability of the information used to measure fair value, which enables the reader of the financial statements to assess the inputs used to develop those measurements. The fair value hierarchy consists of three tiers as follows: Level 1, defined as quoted market prices in active markets for identical assets or liabilities; Level 2, defined as inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, model-based valuation techniques for which all significant assumptions are observable in the market, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and Level 3, defined as unobservable inputs that are not corroborated by market data.

The Company’s cash and cash equivalents were measured at fair value consist of the following at December 31, 2010 (dollars in thousands):

	Level 1	Level 2	Level 3	Total
Money market funds	$8	$—	$—	$8
Cash	56,938	—	—	56,938

	$56,946	$—	$—	$56,946

9. Inventories

Inventories consist of the following at December 31, 2010 and 2009 (dollars in thousands):

	2010	2009
Purchased parts	$10,501	$8,850
Work in progress	454	292
Finished goods	33,032	20,221

	$43,987	$29,363

10. Property, Plant and Equipment, net

Property, plant and equipment consist of the following at December 31, 2010 and 2009 (dollars in thousands):

	2010	2009
Computer equipment and software	$42,433	$39,349
Machinery and equipment	34,260	33,941
Equipment leased to customers	264	271
Furniture and fixtures	5,459	4,752
Leasehold improvements	7,673	6,421
Construction in process	2,298	830

	92,387	85,564
Less accumulated depreciation	(68,622)	(61,260)

	$23,765	$24,304

Depreciation expense from continuing operations, which includes depreciation for assets under capital lease, was $9.6 million, $9.4 million and $8.8 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Accumulated depreciation for equipment leased to customers amounted to $0.1 million for the years ended December 31, 2010 and 2009, respectively.

In 2010, the Company sold its Brazilian building (see Note 6). The net book value of the building at December 31, 2010 and 2009 was $1.9 million. The net book value is classified as current portion of assets held for sale as of December 31, 2010 and 2009. The net book value is included in property, plant and equipment, net by country in the segment and geographic information as disclosed in Note 21.

11. Product Warranty Liability

The following table reconciles the changes to the product warranty liability for the years ended December 31, 2010 and 2009 (dollars in thousands):

	2010	2009
Balance at beginning of period	$5,444	$6,597
Warranty charges from operations	6,579	4,116
Utilization of warranty liability	(5,818)	(5,654)
Currency translation adjustment	(259)	385

Balance at end of period	$5,946	$5,444

Deferred revenue associated with the Company’s extended warranty programs was $3.9 million and $3.5 million at December 31, 2010 and 2009, respectively.

12. Long-term Debt

Revolving Credit Facilities

On January 15, 2008, the Company and certain of its subsidiaries (the “Borrowers”) entered into a Loan and Security Agreement (the “Loan Agreement”) with a bank and other financial institutions party to the Loan Agreement. The bank also serves as agent for the lenders under the Loan Agreement (the “Agent”). The Loan Agreement provides for a revolving credit facility of up to $25.0 million. Under the Loan Agreement, if certain conditions are met, the Company may request an increase in the credit facility to an aggregate total of up to $40.0 million. Amounts borrowed under the Loan Agreement and repaid or prepaid during the term may be reborrowed. Outstanding amounts under the Loan Agreement bore interest, at the Company’s option, at either: (i) LIBOR plus 175 basis points; or (ii) the bank’s prime rate. All amounts outstanding under the Loan Agreement were due on January 15, 2011.

Availability of borrowings and the issuance of letters of credit under the Loan Agreement are subject to a borrowing base calculation based upon a valuation of the Company’s eligible inventories (including raw materials, finished and semi-finished goods, and certain in-transit inventory) and eligible accounts receivable, each multiplied by an applicable advance rate.

On February 10, 2010, the Loan Agreement was amended to allow the Company to enter into a transaction between our former subsidiary, HBNet, and The McDonnell Group, as well as making additional changes, including, among others, providing for the outstanding amounts under the Loan Agreement to now bear interest, at the Company’s option, at either: (i) LIBOR plus 200 or 250 basis points; or (ii) the bank’s prime rate plus 50 or 75 basis points depending on certain financial ratios. In addition, the borrowing base was amended to eliminate inventory from the borrowing base calculation.

On December 30, 2010, the Loan Agreement was further amended whereby all amounts outstanding are now due on January 14, 2012. In addition, the revolving credit facility under the Loan Agreement is set at a maximum of up to $25.0 million (previously up to $40.0 million if certain conditions were met). No amounts were borrowed against the line of credit as of December 31, 2010. The Company had availability of $19.2 million as of December 31, 2010, which was decreased by outstanding letters of credit totaling $3.1 million at December 31, 2010.

In addition to representations and warranties, covenants, conditions and other terms customary for instruments of this type, the Loan Agreement includes negative covenants that prohibit the Company from, among other things, incurring certain types of indebtedness (excluding indebtedness secured by certain assets of the Company and its subsidiaries in an aggregate amount not to exceed $50.0 million for working capital purposes), making annual capital expenditures in excess of proscribed amounts, or disposing of certain assets. The Loan Agreement provides for customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants, any representation made by the Company that is incorrect in any material respect, certain defaults relating to other material indebtedness, certain insolvency and receivership events affecting the Company, judgments in excess of $2.5 million in the aggregate being rendered against the Company, and the incurrence of certain liabilities under the Employee Retirement Income Security Act (“ERISA”) in excess of $1.0 million in the aggregate.

In the event of a default by the Borrowers, the Agent may, at the direction of the lenders, terminate the lenders’ commitments to make loans under the Loan Agreement, declare the obligations under the Loan Agreement immediately due and payable and enforce any and all rights of the lenders or Agent under the Loan Agreement and related documents. For certain events of default related to insolvency and receivership, the commitments of the lenders are automatically terminated and all outstanding obligations become immediately due and payable. The obligations of the Company under the Loan Agreement are secured by its inventory and accounts receivable of certain of the Company’s subsidiaries in the U.S. and the U.K. The remaining balance of the Company’s consolidated assets, including the subsidiaries acquired in connection with the TeT acquisition, is unencumbered under the Loan Agreement and, if needed, may be used as collateral for additional debt. The Company’s obligations as guarantor under the Loan Agreement are unsecured.

Acquisition Financing

In February 2008, in connection with the acquisition of TeT, the Company entered into a credit agreement (the “Credit Agreement”) with Francisco Partners (“FP II”) pursuant to a commitment letter dated December 20, 2007 between the Company and Francisco Partners. See Note 2 for additional information related to the TeT acquisition. The Credit Agreement provided for a loan of up to $60.0 million to partially fund the acquisition at closing. The loan under the Credit Agreement bears interest at 10% per annum, provided that, at the election of the Company, interest may be capitalized and added to the principal of the loan to be repaid at maturity. The loan was funded on April 1, 2008 by an affiliate of Francisco Partners, FP Hypercom Holdco, LLC. All amounts outstanding under the Credit Agreement are due four years from the funding date. On funding of the loan under the Credit Agreement and the closing of the acquisition, the lender was granted a five-year warrant to purchase approximately 10.5 million shares (the “Warrant”) of the Company’s common stock at $5.00 per share. The Warrant contains a cashless exercise provision that can be utilized by the lender at its sole option. The cashless exercise provision permits the lender, in lieu of making the cash payment otherwise contemplated to be made to the Company upon exercise of the Warrant in whole or in part, to receive upon such exercise the “net number” of shares of the Company’s common stock determined according to the agreement. In the event the lender elects a cashless exercise of the Warrant, the Company will not receive any cash payment for the shares delivered to the lender pursuant to such cashless exercise.

The estimated fair value of the Warrant at the date issued was $1.68 per share using a Black-Scholes option pricing model. The valuation date for the Warrant was February 14, 2008, when all relevant terms and conditions of the debt agreement had been reached. The total fair value of the Warrant of $17.8 million was recorded as a discount to the acquisition financing and has been recognized in equity as additional paid in capital. The loan discount is being amortized as interest expense over the life of the loan and totaled $5.1 million and $3.8 million for the years ended December 31, 2010 and 2009.

In accordance with the loan agreement, the Company added to the loan balance interest of $6.9 million and $6.7 million during 2010 and 2009.

In addition to representations and warranties, covenants, conditions and other terms customary for instruments of this type, the Credit Agreement includes negative covenants that prohibit the Company from, among other things, incurring certain types of indebtedness, granting liens on assets, engaging in transactions with affiliates and disposing of certain assets. The Credit Agreement provides for customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants, any representation made by the Company that is incorrect in any material respect, certain defaults relating to other material indebtedness, certain insolvency and receivership events affecting the Company, judgments in excess of $3.0 million in the aggregate being rendered against the Company, and the incurrence of certain ERISA liabilities in excess of $5.0 million in the aggregate.

In the event of a default by the Company, the Lender may declare the obligations under the Credit Agreement immediately due and payable and enforce any and all of its rights under the Credit Agreement and related documents.

The Company’s long term debts are classified within a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1), then to significant observable inputs (Level 2) and the lowest priority to significant unobservable inputs (Level 3). See Note 8 for further discussion of the different levels of the fair value hierarchy. The Company’s long-term debt meets the criteria described for Level 2, and fair value approximates the $67.2 million book value at December 31, 2010.

Long-term debt consisted of the following at December 31, 2010 and 2009 (dollars in thousands):

	2010	2009
Credit agreement	$60,000	$60,000
Interest conversion to debt	18,233	11,321
Repayment of debt	(11,000)	(3,000)
Other	—	1

	67,233	68,322
Discounts on warrants issued to FP II, net	(7,100)	(12,246)

Long-term debt, net of discount	$60,133	$56,076

For the year ended December 31, 2010, the Company made early principal repayments of long-term debt totaling $8.0 million to FP II and recorded $1.2 million of interest expense to write-off portions of unamortized warrant discount related to the amounts paid.

Representatives for FP II hold two Board of Director positions of the Company as of December 31, 2010.

13. Stock-Based Compensation

The following table summarizes stock-based compensation expense included in the consolidated statements of operations for December 31, 2010, 2009 and 2008 (dollars in thousands):

	2010	2009	2008
Costs of revenue	$398	$199	$119
Research and development	904	52	132
Selling, general and administrative	3,033	1,691	3,233

Total	$4,335	$1,942	$3,484

Stock-based compensation expense included zero, zero, and $0.1 million of payroll tax paid on behalf of employees that received stock awards during the years ended December 31, 2010, 2009 and 2008, respectively.

As of December 31, 2010, total unrecognized compensation cost, net of forfeiture, related to stock-based options and awards was $5.0 million and the related weighted-average period over which it is expected to be recognized is approximately 1.6 years.

Stock Options

At December 31, 2010, the Company had one active stock-based employee compensation plan. Stock option awards granted from this plan are granted at the fair market value on the date of grant, vest over a period determined at the time the options are granted, generally ranging from one to five years, and generally have a maximum term of ten years. For stock options with graded vesting terms, the Company recognizes compensation cost over the requisite service period on the accelerated method.

A summary of stock option activity within the Company’s stock-based compensation plans and changes for the year ended December 31, 2010 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (In Thousands)
Outstanding at December 31, 2010	4,488,834	$4.65	7.23	$17,190

Vested and expected to vest at December 31, 2010	4,335,658	$4.67	7.19	$16,540

Exercisable at December 31, 2010	2,823,882	$4.95	6.53	$10,121

The aggregate intrinsic value of options exercised during the years ended December 31, 2010, 2009 and 2008 was $2.7 million, zero, and $0.2 million, respectively.

The key assumptions used in the Black-Scholes valuation model to calculate the fair value are as follows:

	2010	2009	2008
Weighted average risk-free interest rate	2.5%	1.9%	5.4%
Expected life of the options (in years)	5.35	5.25	4.75
Expected stock price volatility	74.8%	72.0%	49.0%
Expected dividend yield	—	—	—

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The risk-free interest rate is based on the U.S. treasury security rate in effect as of the date of grant. The expected lives of options and stock price volatility are based on historical data of the Company. The weighted average fair value of options granted in the years ended December 31, 2010, 2009 and 2008 were $3.07, $0.97 and $1.81, respectively.

Stockholder Rights Plan

On September 29, 2010, in connection with an unsolicited, non-binding acquisition proposal from VeriFone, the Company’s Board of Directors (the “Board”) adopted a Stockholder Rights Plan that provides for the distribution of one right for each share of common stock outstanding. Each right entitles the holder to purchase one one-thousandth (1/1000th) of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Company (the “Preferred Stock”) at a price of $25.02 per one one-thousandth of a share of Preferred Stock, subject to adjustment. The rights generally become exercisable at the discretion of the Board following a public announcement that 15% or more of the Company’s common stock has been acquired or an intent to acquire has become apparent. The rights will expire on September 29, 2015, unless the final expiration date is advanced or extended or unless the rights are earlier redeemed or exchanged by the Company. Further description and terms of the rights are set forth in the Rights Agreement between the Company and Computershare Trust Company, N.A., (“the Rights Agent”).

On November 17, 2010, Hypercom entered into a definitive merger agreement with VeriFone by which VeriFone will acquire Hypercom in an all-stock transaction. In connection with the merger agreement, Hypercom and the Rights Agent entered into an amendment (the “Amendment”) to the Stockholder Rights Plan that provides that the Preferred Stock purchase rights issued under the Stockholder Rights Plan will be inapplicable to the VeriFone merger, the merger agreement, and the transactions contemplated by the merger agreement.

Restricted Stock Awards

The Company grants restricted stock awards (“RSAs”) to certain employees, which are valued at the closing market value of the Company’s common stock on the date of grant, and the total value of the award is expensed using the accelerated method. Share-based compensation expense related to all RSAs outstanding in 2010, 2009, and 2008 was approximately $2.5 million, $0.2 million and $0.4 million, respectively. As of December 31, 2010, the total amount of unrecognized compensation cost, net of forfeitures, related to nonvested RSAs was approximately $2.1 million, which is expected to be recognized over a weighted-average period of one year. Compensation expense with respect to the grants could be reduced or reversed to the extent employees receiving the grants leave the Company prior to vesting in the award.

A summary of nonvested restricted stock activity for the years ended December 31, 2010, 2009 and 2008 is as follows:

	Nonvested Shares Outstanding	Weighted Average Grant Date Fair Value per Share
Balance at December 31, 2007	75,000	$6.24
Shares granted in 2008	75,000	3.99
Shares vested in 2008	(100,000)	5.21

Balance at December 31, 2008	50,000	4.94

Shares granted in 2009	1,149,000	1.24
Shares vested in 2009	(80,000)	3.77
Shares forfeited in 2009	(129,000)	1.17

Balance at December 31, 2009	990,000	1.23

Shares granted in 2010	672,000	4.78
Shares vested in 2010	(495,644)	1.46
Shares forfeited in 2010	(56,667)	1.73

Balance at December 31, 2010	1,109,689	$3.25

The total value of restricted shares vested during the years ended December 31, 2010, 2009 and 2008 was $0.7 million, $0.3 and $0.5 million, respectively.

14. Stockholders’ Equity

In 1997, the Board adopted and the stockholders of the Company approved the Hypercom Corporation Long-Term Incentive Plan, which was amended in 2001 (the “1997 Plan”), to allocate a total of 6,000,000 shares of common stock for issuance at the Company’s discretion. The 1997 Plan authorizes issuance of “incentive stock options” (as defined by the Internal Revenue Code of 1986), non-qualified stock options, stock appreciation rights, RSAs, performance share awards, dividend equivalent awards and other stock-based awards. Stock options issued under the 1997 Plan become exercisable over a period determined by the Board (generally over two to five years) and expire after a period determined by the Board (generally ten years after the date of grant).

In 2000, the Board approved the Hypercom Corporation 2000 Broad-Based Stock Incentive Plan, which was amended in 2002 (the “2000 Plan”), to allocate 7,000,000 shares of common stock for issuance at the Company’s discretion. The 2000 Plan authorizes the issuance of non-qualified stock options and RSAs, the majority of which must be issued to employees of the Company who are not officers or directors. Non-qualified stock options issued under the 2000 Plan become exercisable over a period determined by the Board (generally over two to five years), and expire after a period determined by the Board (generally ten years after the date of grant).

In 2010, the Board and the stockholders of the Company approved the Hypercom Corporation 2010 Equity Incentive Plan (the “2010 Plan”) to allocate 5.1 million shares of common stock for issuance, as well as the addition of up to 0.9 million shares that remained available for issuance under the Company’s predecessor plans (the 1997 Plan and 2000 Plan), for issuance at the Company’s discretion. The 2010 Plan authorizes the issuance of “incentive stock options” (as defined by the Internal Revenue Code of 1986), non-qualified stock options, stock appreciation rights, RSAs, performance share awards, dividend equivalent awards and other stock-based awards. Stock options issued under the 2010 Plan become exercisable over a period determined by the Board (generally over one to five years), and expire after a period determined by the Board (generally ten years after the date of grant). The 1997 Plan and 2000 Plan were terminated per the terms of the 2010 Plan; however, outstanding equity awards issued under such predecessor plans remain subject to the provisions of those plans.

Subsequent to year end, substantially all of the outstanding stock options and RSAs will be dilutive in the first quarter of 2011, based on the Company’s weighted average stock price. In connection with the merger agreement as described in Note 1, the Company is precluded from issuing any stock-based compensation with the exception of shares available under the employee stock purchase plan.

Stock Options

A summary of the Company’s stock option activity, including stock options issued under the Directors Plan, defined below, and related information for the years ended December 31, 2010, 2009 and 2008 is as follows:

	2010		2009		2008
	Shares Under Option	Weighted Average Exercise Price	Shares Under Option	Weighted Average Exercise Price	Shares Under Option	Weighted Average Exercise Price
Beginning balance outstanding	4,564,861	$4.99	4,444,718	$5.74	2,974,536	$7.33
Granted	1,222,000	4.82	635,000	1.56	2,215,000	4.09
Exercised	(781,816)	4.17	—	—	(140,100)	3.78
Cancellations	(516,211)	8.76	(514,857)	7.27	(604,718)	7.98

Ending balance outstanding	4,488,834	$4.65	4,564,861	$4.99	4,444,718	$5.74

Exercisable at end of year	2,823,882	$4.95	3,245,491	$5.85	2,103,857	$7.25

The following table summarizes additional information about the Company’s stock options outstanding as of December 31, 2010:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares Under Option	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares Under Option	Weighted Average Exercise Price
$ 0.96 - 3.50	799,140	8.52	$1.86	353,849	$1.64
$ 3.52 - 5.28	2,766,291	7.51	4.42	1,746,630	4.37
$ 5.41 - 6.25	162,820	5.61	5.96	162,820	5.96
$ 6.28 - 9.29	576,250	3.27	7.38	376,250	7.61
$ 9.40 - 9.63	5,000	5.26	9.40	5,000	9.40
$ 10.38 - 10.94	179,333	5.36	10.59	179,333	10.59

	4,488,834			2,823,882

Stock Warrants

In connection with the funding of the Acquisition Financing, the Company granted the lender a warrant to purchase approximately 10.5 million shares of the Company’s common stock at $5.00 per share. See further discussion in Note 13. The warrant expires on April 1, 2013.

Employee Stock Purchase Plan

In 1997, the Board adopted and the stockholders of the Company approved the Employee Stock Purchase Plan (the “Purchase Plan”). The Purchase Plan was subsequently amended and restated in its entirety in 2008 upon adoption by the Board and approval by the Company’s stockholders. The Purchase Plan allows eligible employees of the Company to purchase shares of the Company’s common stock through periodic payroll deductions every three months. At the end of each offering period, payroll deductions for the offering period are used to purchase shares of common stock for each participant’s account at a price equal to 85% of the fair market value of the common stock on either the first or last day of the offering period, whichever is less. Payroll deductions under the Purchase Plan are limited to 10% of each eligible employee’s earnings during the offering period, and no single participant will be granted an option to purchase shares with a value in excess of $25,000 for each calendar year. The Board has reserved 625,000 shares of common stock for issuance under the Purchase Plan, subject to adjustment in the event of a stock split, reverse stock split, stock dividend or similar event. Under the Purchase Plan, for the years ended December 31, 2010, 2009, and 2008 the Company sold 63,461, 159,561, and 59,997 shares to employees at weighted average prices of $2.58, $1.19, and $2.30, respectively. At the end of December 31, 2010, the Company had a balance of 81,165 shares of common stock available for issuance under the Purchase Plan.

The Company’s Purchase Plan is considered compensatory. During the years ended December 31, 2010, 2009 and 2008, the Company recorded compensation expense of $60,000, $61,938, and $59,000, respectively, related to the Purchase Plan.

Directors’ Stock Plan

In 1997, the Board adopted and the stockholders of the Company approved the Hypercom Corporation Nonemployee Directors’ Stock Option Plan, which was amended in 2002 and 2006 (the “Directors Plan”). The Directors Plan is administered by a committee appointed by the Board and provides for an initial grant to each Nonemployee Director of an option to purchase 15,000 shares of Common Stock; thereafter, each Nonemployee Director will receive an annual grant of an option to purchase 15,000 shares of Common Stock. The aggregate number of shares of Common Stock subject to the Directors Plan may not exceed 600,000, subject to adjustment in the event of a stock split, reverse stock split, stock dividend or similar event. Options granted under the Directors Plan are fully vested and become fully exercisable on the first anniversary of the date of grant and have a term of ten years. The exercise price per share under the Director Plan is equal to the fair market value of such shares upon the date of grant. In general, options may be exercised by payment in cash or a cash equivalent, and/or previously acquired shares having a fair market value at the time of exercise equal to the total option exercise price.

Stock Repurchase

In August 2003, the Board authorized a stock repurchase program to allow the purchase of up to $10.0 million of the Company’s common stock. In November 2005, the Board authorized a stock repurchase program to purchase up to $20.0 million of the Company’s common stock. When treasury shares are issued, the Company uses a first-in, first-out method and any excess of repurchase costs over the reissue price is treated as a reduction of paid in capital. Any excess of reissue price over repurchase cost is treated as an increase to paid-in capital.

During 2006, the Company purchased 1,346,628 shares of its common stock for $10.7 million. In 2010, the Company purchased 34,105 shares of its common stock for $0.04 million due to the cashless exercise of RSAs by employees. The repurchased shares were recorded as treasury stock and resulted in a reduction to stockholder’s equity. The timing and amount of any future repurchases will depend on market conditions and corporate considerations.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of $0.001 par value preferred stock. As of December 31, 2010 and 2009, there were no preferred shares outstanding.

15. Brazilian Health Ministry Contract

The Company has been involved in a long-term contract with the Brazilian Health Ministry requiring substantial delivery of customized software and hardware. Revenue and a resulting margin under this contract were recorded based on the achievement of contract milestones approved by the Brazilian Health Ministry. The margin for the entire contract was estimated to be 9%. Inherent in this margin was an expectation of realizing all amounts owed under the terms of the original contract and recovering claims for additional contract revenue, due to changes in the scope of the contract and additional currency exchange variation adjustments. Scope changes involved expanding the overall design specifications requiring additional hours and administration costs. The currency adjustments represented the inflation of cost on imported equipment caused by currency movements. At the end of 2003, the Company formally presented a claim to the Brazilian Health Ministry detailing the amount and nature of the scope changes and currency variation impact. The Company did not recognize revenue above the original contract amount, and contract costs associated with the scope changes and currency adjustments amounting to $11.3 million were deferred in anticipation of recognizing contract revenue. Due to the lack of timely acknowledgement and acceptance of the pending claim, the Company recorded a charge to operations for the deferred costs during the year ended December 31, 2004.

There were no amounts collected from the Brazilian Health Ministry during 2010, 2009, and 2008, however, since 2004 the Company has actively pursued discussions with the Brazilian Health Ministry regarding both the collection of the contract costs as well as renewal of the maintenance element of the contract; however, there is no certainty as to how much will ultimately be collected, whether revenue for work previously done will be recorded or if the maintenance element of the contract will ultimately be extended.

16. Income Taxes

Loss before income taxes and discontinued operations consisted of the following for the years ended December 31, 2010, 2009 and 2008 (dollars in thousands):

	2010	2009	2008
Income (loss) before income taxes and discontinued operations:
United States	$5,146	$319	$(24,276)
Foreign	3,857	(7,092)	(59,422)

	$9,003	$(6,773)	$(83,698)

The (provision) benefit for income taxes for the years ended December 31, 2010, 2009 and 2008 consisted of the following (dollars in thousands):

	2010	2009	2008
Current:
State	$—	$41	$(3)
Federal	(117)	—	—
Foreign	(3,825)	(5,107)	465

	(3,942)	(5,066)	462
Deferred — Foreign	1,387	5,895	(1,673)

Total	$(2,555)	$829	$(1,211)

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective tax rate for the years ended December 31, 2010, 2009 and 2008 is as follows:

	2010	2009	2008
Tax expense at the federal statutory rate	35.0%	35.0%	35.0%
Foreign taxes	(15.0)	(22.8)	(5.2)
Impairment charges	—	—	(21.3)
Change in valuation allowance	5.5	0.6	(8.0)
Transaction costs	—	—	(1.8)
Other	2.9	(0.6)	(0.2)

Effective tax rate	28.4%	12.2%	-1.5%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities at December 31, 2010 and 2009 are as follows (dollars in thousands):

	2010	2009
Deferred tax assets (liabilities), current:
Inventory valuation	$3,814	$2,780
Compensation accruals	5,190	1,059
Allowance for doubtful accounts	205	127
Foreign, net	2,645	2,213
Valuation allowance	(11,536)	(4,890)

Net deferred tax assets, current	$318	$1,289

Deferred tax assets (liabilities), non-current:
Tax loss carry forwards — United States	21,246	35,256
Tax loss carry forwards — Foreign	26,073	20,363
Intangibles	(12,544)	(14,979)
Property, plant and equipment	(810)	(999)
Foreign	—	116
Other	4,575	5,345
Valuation allowance	(51,084)	(60,004)

Net deferred tax liabilities, non-current	$(12,544)	$(14,902)

For the year ended December 31, 2010, the Company’s current valuation allowance increased by $6.6 million, primarily related to increases of the inventory and compensation accruals. The Company’s non-current valuation allowance decreased by $8.9 million, primarily related to the decrease of the U.S. tax loss carryforwards. The Company does not expect to realize its deferred tax assets through expected future taxable profits and has recorded a valuation allowance for all U.S. federal and state deferred tax assets and the majority of its foreign deferred tax assets. The valuation allowance is subject to reversal in future years at such time as the benefits are actually utilized or the operating profits become sustainable.

At December 31, 2010, the Company has a gross deferred tax asset of $21.2 million associated with its U.S. federal and state tax net operating loss carryforwards of $60.7 million. The U.S. federal and state net operating loss carryforwards will begin to expire in 2020 through 2028 if not previously utilized. The Company’s ability to utilize its net operating losses may be restricted due to statutory “ownership changes” (as defined for purposes of Section 382 of the Internal Revenue Code).

As of December 31, 2010, the Company has a gross deferred tax asset of $26.1 million associated with foreign net operating loss carryforwards of $84.6 million. The foreign net operating loss carryforwards begin to expire in various periods if not previously utilized.

At December 31, 2010, the Company had a liability for uncertain tax positions of $3.2 million that, if recognized, would favorably affect the Company’s tax position, and $43.8 million of unrecognized tax benefits, the realization of which would be offset by an increase in the valuation allowance. The Company does not expect there will be any material changes in its unrecognized tax positions over the next year. A reconciliation of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2010 and 2009 is as follows (dollars in thousands):

	2010	2009	2008
Gross unrecognized tax benefits at beginning of the year	$40,096	$39,407	$40,015
Decrease in tax positions from expiration of statute of limitations	(1,479)	(511)	(608)
Increase in tax positions for current year	719	1,200	—
Increase to provision for prior year positions	7,710	—	—

Gross unrecognized tax benefits at the end of the year	$47,046	$40,096	$39,407

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years prior to 2000. The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits as part of the tax provision. Accrued interest and penalties are $1.0 million and $0.4 million respectively at December 31, 2010. The Company believes that it has appropriate support for the income tax positions taken and to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open years based on an assessment of many factors including past experience and interpretations of tax law applied to the facts of each matter.

It is reasonably possible that the amount of unrecognized tax exposures for the Company will decrease within the next year by $1.3 million relating to income tax exposure in various foreign jurisdictions as the statute of limitations will expire. The anticipated reduction is based on the Company’s ongoing assessment of the administrative practices and precedents of the taxing authorities in the respective foreign jurisdictions.

Undistributed earnings of the Company’s foreign subsidiaries total $12.7 million at December 31, 2010 and management considers these earnings to be permanently reinvested. Accordingly, no provision for U.S. federal and state income taxes or foreign withholding taxes has been provided. Determination of the potential amount of unrecognized deferred federal and state income tax liability and foreign withholding taxes is not practicable because of the complexities associated with its hypothetical calculation; however, unrecognized foreign tax credits would be available to reduce some portion of the federal liability.

17. Benefit Plans

Defined Benefit Plan

In conjunction with the acquisition of TeT, the Company assumed pension plans for eligible employees in Germany and France. Benefits are based primarily on a benefits multiplier and years of service. The Company had no defined benefit plan or pension expenses prior to the acquisition of TeT.

The expected long-term rate of return on plan assets is updated annually taking into consideration the related asset allocation, historical returns on the types of assets held in the plan, and the current economic environment. Based on these factors, the Company expects its plan assets to earn a long-term rate of return of 4.5%. Actual year-by-year returns can deviate substantially from the long-term expected return assumption. However, over time it is expected that the amount of over performance will equal the amount of underperformance. Changes in the mix of plan assets could impact the amount of recorded pension income or expense, the funded status of the plan and the need for future cash contributions. The discount rates used to calculate the expected present value of future benefit obligations as of December 31, 2010 ranged from 4.75% to 5.15%. The Company periodically reviews the plan asset mix, benchmark discount rate, expected rate of return and other actuarial assumptions and adjusts them as deemed necessary.

The Company recognizes the funded status of a defined benefit postretirement plan as an asset or liability in its balance sheet and the changes in that funded status is recognized in other comprehensive income in the year in which the changes occur. The funded status of a defined benefit pension plan is measured as the difference between plan assets at fair value and the plan’s projected benefit obligation.

The following table shows a reconciliation of changes in the plans’ benefit obligation and plan assets for the year ended December 31, 2010 and 2009 and a reconciliation of the funded status with amounts recognized in the consolidated balance sheets as of December 31, 2010 and 2009 (dollars in thousands):

	2010	2009
Change in Benefit Obligation
Benefit obligation at beginning of the year	$4,317	$3,853
Service cost	96	173
Interest cost	192	222
Deferred amounts	(84)	(43)
Benefits paid	(145)	(23)
Foreign currency translation adjustment	(344)	135

Benefit obligation at end of year	$4,032	$4,317

Change in Plan Assets
Fair value of plan assets at beginning of the year	$3,002	$2,738
Actual return on plan assets	137	158
Deferred amounts	(213)	189
Foreign currency translation adjustment	(243)	94
Benefits paid	(254)	(177)

Fair value of plan assets at end of year	$2,429	$3,002

Funded Status	$1,603	$1,315

Net balance sheet liability
Non current asset	$2,104	$2,756
Noncurrent liabilities	3,707	4,071

Amounts Recognized in the Consolidated Balance Sheets	$1,603	$1,315

Amounts Recognized in Accumulated Other Comprehensive Loss
Comprehensive gain (loss)	$(453)	$205

The components of net periodic benefit cost and other amounts recognized in other accumulated comprehensive loss at December 31, 2010 and 2009 are as follows (dollars in thousands):

	2010	2009
Net periodic benefit cost
Service cost	$96	$173
Interest cost	192	222
Expected return on plan assets	(84)	(158)
Amortization of deferred amounts and asset ceiling impact	—	(197)

	$204	$40

As of December 31, 2010, the average expected future working lifetime for each participant of the plans ranges from 12 to 22 years.

The Company’s weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31, 2010 and 2009 are as follows:

	2010	2009
Discount rate	4.75% - 5.15%	5.0% - 5.5%
Expected return on plan assets	4.5%	4.5%

The Company modifies important assumptions when changing conditions warrant. The discount rate is typically changed at least annually and the expected long-term rate of return on plan assets will typically be revised every three to five years. Other material assumptions include the rates of employee termination and rates of participant mortality.

The discount rate was determined by projecting the plans expected future benefit payments as defined for the projected benefit obligation, discounting those expected payments using a theoretical zero-coupon spot yield curve derived from a universe of high-quality bonds as of the measurement date, and solving for the single equivalent discount rate that resulted in the same projected benefit obligation.

The expected return on plan assets was determined based on historical and expected future returns of the various asset classes, using the target allocations described below.

The expected long-term rate of return on pension assets is selected by taking into account the expected duration of the Projected Benefit Obligation (“PBO”) for the plan, and the asset mix of the plan. The rate of return is earned over the period until the benefits represented by the current PBO are paid. The expected return on plan assets is based on the Company’s expectation of historical long-term average rates of return on the different asset classes held in the pension fund. This is reflective of the current and projected asset mix of the funds and considers the historical returns earned on the Company’s asset allocation and the duration of the plan liabilities. Thus, the Company has taken a historical approach to the development of the expected return on asset assumption. The Company believes that fundamental changes in the markets cannot be predicted over the long-term. Rather, historical returns, realized across numerous economic cycles, should be representative of the market return expectations applicable to the funding of a long-term benefit obligation.

The Company’s plan assets are classified within a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1), then to significant observable inputs (Level 2) and the lowest priority to significant unobservable inputs (Level 3). See Note 8 for further discussion of the different levels of the fair value hierarchy.

The Company’s fair value of pension plan assets at December 31, 2010 is as follows (dollars in thousands):

	Level 1	Level 2	Level 3	Total
Cash	$73	$—	$—	$73
Equities	—	292	—	292
Bonds	—	1,991	—	1,991
Other	—	73	—	73

	$73	$2,356	$—	$2,429

In determining the asset allocation, the investment manager recognizes the Company’s desire for funding and expense stability, the long-term nature of the pension obligation and current and projected cash needs for retiree benefit payments. The pension fund is actively managed within the target asset allocation ranges.

The plan invests in a variety of asset classes to diversify its assets. The plan’s assets are currently invested in a variety of funds representing most standard equity and debt security classes. While no significant changes in the asset allocation are expected during the upcoming year, the Company may make changes at any time.

As of December 31, 2010, the Company’s pension plan assets did not hold any direct investment in the Company’s common stock.

The following estimated future benefit payments, including future benefit accrual, which reflect expected future service, as appropriate, are expected to be paid (dollars in thousands):

Year Ending December 31,
2011	$165
2012	74
2013	118
2014	232
2015	320
2016 - beyond	3,123

$4,032

Funding requirements for subsequent years are uncertain and will significantly depend on whether the plan’s actuary changes any assumptions used to calculate plan funding levels, the actual return on plan assets, changes in the employee groups covered by the plan, and any legislative or regulatory changes affecting plan funding requirements. While the current market conditions could have an adverse effect on the plan investments, any additional required contribution is not expected to have a material effect on the consolidated financial statements. The Company expects to fund additional contributions from its cash balances and operating cash flows. For tax planning, financial planning, cash flow management or cost reduction purposes, the Company may increase, accelerate, decrease or delay contributions to the plan to the extent permitted by law.

18. Profit Sharing Plan

The Company has a 401(k) profit sharing plan (the “401(k) Plan”), which commenced in fiscal 1998, covering all eligible full-time employees of the Company. Contributions to the 401(k) Plan are made by the participants to their individual accounts through payroll withholding. Additionally, the 401(k) Plan provides for the Company to make profit sharing contributions in amounts at the discretion of management. The employer contribution was $0.1 million for each of the years ended December 31, 2010, 2009 and 2008.

19. Commitments and Contingencies

Lease Commitments

The Company leases office and warehouse space, equipment and vehicles under non-cancelable operating leases. The office space leases provide for annual rent payments, plus a share of taxes, insurance and maintenance on the properties.

Future minimum payments under operating leases are as follows (dollars in thousands):

Year Ending December 31,
2011	$3,529
2012	3,795
2013	3,169
2014	2,631
2015	1,281
Thereafter	—

$14,405

Rental expense from continuing operations amounted to $6.2 million, $5.6 million and $6.7 million for the years ended December 31, 2010, 2009, and 2008, respectively.

Litigation

The Company is currently a party to various legal proceedings, including those noted below. While the Company presently believes that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse affect on the Company’s financial position, results of operations or cash flows, litigation is subject to inherent uncertainties, and unfavorable rulings could occur. An unfavorable ruling could include monetary damages or, in cases where injunctive relief is sought, an injunction. Were an unfavorable ruling to occur, it is possible such a ruling could have a material adverse impact on the Company’s consolidated results of operations or financial position in the period in which the ruling occurs or in future periods.

Brazil Tax and Labor Contingencies. The Company’s operations in Brazil are involved in various litigation matters and have received or been the subject of numerous governmental assessments related to indirect and other taxes, as well as disputes associated with former Company employees and employees of various service providers with whom the Company had contracted. The tax matters, which comprise a significant portion of the contingencies, principally relate to claims for taxes on the transfers of inventory, municipal service taxes on rentals and gross revenue taxes. The Company is disputing these tax matters and intends to vigorously defend our positions. The labor matters principally relate to claims made by former Company employees and by former employees of various vendors that provided contracted services to the Company and who are now asserting that under Brazil law the Company should be liable for the vendors’ failure to pay wages, social security and other related labor benefits, as well as related tax obligations, as if the vendor’s employees had been employees of the Company. As of December 31, 2010, the total amounts related to the reserved portion of the tax and labor contingencies was $0.7 million and the unreserved portion of the tax and labor contingencies amounted totaled approximately $25.7 million. With respect to the unreserved balance, these have been assessed by management as being either remote or possible as to the likelihood of ultimately resulting in a loss to the Company. Local laws and regulations often require that the Company to make deposits or post other security in connection with such proceedings. As of December 31, 2010 we had $5.2 million of deposits in Brazil regarding claims that we are disputing, liens on certain Brazilian assets as discussed in Note 6 with a net book value of $1.9 million, and approximately $3.5 million in letters of credit, all providing security with respect to these matters. Generally, any deposits would be refundable and any liens would be removed to the extent the matters are resolved in our favor. We routinely assess these matters as to probability of ultimately incurring a liability against our Brazilian operations and record our best estimate of the ultimate loss in situations where we assess the likelihood of an ultimate loss as probable. An unfavorable outcome could have a material adverse effect on the Company’s business, financial condition, results of operations, and cash flows.

CardSoft, Inc., et al. v. Hypercom Corporation, et al. (United States District Court for the Eastern District of Texas, Marshall Division, Civil Action No. 2:08-CV-00098, filed on March 6, 2008) . CardSoft, Inc. and CardSoft (Assignment for the Benefit of Creditors), LLC (collectively “CardSoft”) filed this action against the Company and others in March 2008, alleging that certain of the Company’s terminal products infringe two patents allegedly owned by CardSoft: U.S. Patent No. 6,934,945 (the “‘945 Patent”), entitled “Method and Apparatus for Controlling Communications,” issued on August 23, 2005, and U.S. Patent No. 7,302,683 (the “‘683 Patent”), also entitled “Method and Apparatus for Controlling Communications,” issued on November 27, 2007, which is a continuation of the ‘945 patent. CardSoft is seeking a judgment of infringement, an injunction against further infringement, damages, interest and attorneys’ fees. In June 2008, the Company filed its answer, denying liability on the basis of a lack of infringement, invalidity of the ‘945 Patent and the ‘683 Patent, laches, waiver, equitable estoppel and unclean hands, lack of damages and failure to state a claim. The Company also counterclaimed seeking a declaratory judgment of non-infringement and invalidity of the ‘945 Patent and the ‘683 Patent. The Markman hearing is scheduled for July 20, 2011 and trial is scheduled for November 7, 2011. This action is currently in the discovery stage and, as CardSoft has not made a specific claim for damages, the Company is unable to assess its range of potential loss, nor is it possible to quantify the extent of the Company’s potential liability, if any, related to this action. An unfavorable outcome could have a material adverse effect on the Company’s business, financial condition, results of operations, and cash flows.

Lisa Shipley v. Hypercom Corporation. (United States District Court for the Northern District of Georgia, Civil Action No. 1:09-CV-0265, filed on January 30, 2009) . Lisa Shipley (“Shipley”), a former employee, filed this action against the Company in January 2009, alleging that the Company violated Title VII of the Civil Rights Act by discriminating against her on the basis of her gender, violated the Georgia Wage Payment laws, the Equal Pay Act and Georgia law by paying her lower compensation based on her gender. Ms. Shipley is seeking compensatory damages for emotional distress, damage to reputation, embarrassment, lost wages, back pay, accrued interest, punitive damages, attorney’s fees and expenses, and interest. In February 2009, the Company filed a motion to dismiss based on improper venue or, in the alternative, to transfer venue to the United States District Court for the District of Arizona. In June 2009, the Court denied the motion. In June 2009, the Company filed its answer, generally denying the material allegations of Ms. Shipley’s complaint. In October 2009, Ms. Shipley filed an amended complaint adding an allegation that the Company unlawfully retaliated against her. In November 2009, the Company filed its answer, denying the material allegations of the amended complaint. In February 2010, the Company filed a Motion for Judgment on the Pleadings as to Ms. Shipley’s retaliation claim, which the Court subsequently denied. On July 19, 2010, we filed a motion for summary judgment on all claims. On February 15, 2011, the magistrate judge recommended that the Court grant our motion for summary judgment as to Ms. Shipley’s sexual harassment hostile work environment claim, the constructive discharge claim, and the Georgia wage payment statute claim, but denied our motion for summary judgment as to her disparate treatment, retaliation, Equal Pay Act and Georgia Sex Discrimination in Employment Act claims. On March 2, 2011, we filed a motion for leave to file a motion for partial summary judgment out of time seeking summary judgment on seven components of Ms. Shipley’s disparate treatment Title VII claim. On March 8, 2011, the Court denied the Company’s motion for leave to file a motion for partial summary judgment out of time. This action is in the discovery stage and, as Ms. Shipley has not made a specific claim for damages, the Company is unable to assess its range of potential loss, nor is it possible to quantify the extent of the Company’s potential liability, if any, related to this action. An unfavorable outcome could have a material adverse effect on the Company’s business, financial condition, results of operations, and cash flows.

Shareholder Class Action and Derivative Lawsuits. Commencing shortly after VeriFone publicly announced on September 30, 2010 that it had made an offer to acquire Hypercom and continuing following the announcement by the Company and VeriFone on November 17, 2010 that the Company had entered into a definitive merger agreement, certain putative class action lawsuits were filed in Arizona and Delaware state courts alleging variously, among other things, that the board of directors of Hypercom breached its fiduciary duties in connection with the merger and that VeriFone, Honey Acquisition Co., Hypercom, FP Hypercom Holdco, LLC, and Francisco Partners II, L.P. aided and abetted that alleged breach. These actions include: Gerber v. Hypercom, Delaware Court of Chancery, Case no. CA5868 (“Gerber”); Anarkat v. Hypercom, Maricopa County Superior Court, CV2010-032482 (“Anarkat”); Small v. Hypercom Corporation, Delaware Court of Chancery, Case no. CA6031 (Small”); Grayson v. Hypercom Corporation, Delaware Court of Chancery, Case no. CA6044 (Grayson”); and The Silverstein Living Trust v. Hypercom Corporation, Maricopa County Superior Court, Case no. CV2010-030941 (Silverstein”). The Anarkat and Silverstein cases have been consolidated in Maricopa County Superior Court as In Re Hypercom Corporation Shareholder Litigation, Lead Case No. CV2010-032482, and the Small and Grayson cases have been consolidated in the Delaware Court of Chancery as In Re Hypercom Corporation Shareholders Litigation, Consolidated C.A. No. 6031-VCL (the “Actions”). The Gerber case is dormant as the plaintiffs in that case have not prosecuted it since it was filed. On February 14, 2011, counsel for the plaintiffs and defendants in the Actions executed a Memorandum of Understanding (the “Memorandum”) pursuant to which (i) the Company provided additional disclosures recommended by the plaintiffs to supplement its proxy statement filed with the Securities and Exchange Commission, (ii) the defendants agreed to provide plaintiffs’ counsel with reasonable confirmatory discovery regarding the fairness and adequacy of the settlement and the additional disclosures, and (iii) the parties agreed to use their best efforts to execute and present to the court a formal stipulation of settlement within 45 days seeking court approval of (a) the settlement and dismissal of the Actions with prejudice, (b) the stay of all proceedings in the Actions, (c) the conditional certification of the Actions as a class action under Arizona law, (d) the release of all claims against the parties, (e) the defendants’ payment of $510,000 to the plaintiffs’ counsel for their fees and expenses, (f) the defendants’ responsibility for providing notice of the settlement to members of the class, and (g) the dismissal of the Delaware actions following the court’s final approval of the settlement. While the defendants deny that they have committed any violations of law or breaches of duties to the plaintiffs, the class or anyone else, and believe that their disclosures in the proxy statement regarding the merger were appropriate and adequate under applicable law, the defendants entered into the settlement solely to eliminate the uncertainty, distraction, burden and expense of further litigation and to lessen the risk of any delay of the closing of the merger as a result of the litigation. The defendants have agreed that the payment to the plaintiffs’ counsel will be jointly funded equally by VeriFone and the carrier of Hypercom’s directors and officers liability insurance policy, while the Company will bear the cost of the $250,000 deductible amount under the insurance policy.

20. Concentrations of Credit and Other Risks

Financial Instruments

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable and short-term investments.

The Company’s cash and cash equivalents and short-term investments are maintained with major, high-quality international banks and financial institutions. Generally, these securities are traded in a highly liquid market, may be redeemed upon demand and bear minimal risk. Management regularly monitors the composition and maturities of these investments and the Company has not experienced any material loss on its investments. Cash and cash equivalents at times may exceed the FDIC limits. The Company believes that no significant concentration of credit risk exists with respect to these cash investments.

The Company’s accounts receivable primarily result from credit sales to a broad customer base, both nationally and internationally, with a concentration generally existing among five to ten customers. The Company’s top five customers amounted to 26.5%, 19.0% and 22.1% of the Company’s total revenue for the years ended December 31, 2010, 2009 and 2008, respectively. These same five customers accounted for 25.3% and 14.2% of the Company’s net accounts receivable balance at December 31, 2010 and 2009, respectively. Sales to the Company’s largest customer totaled 10.6%, 5.2% and 6.2% of total revenue in 2010, 2009 and 2008, respectively.

The Company routinely assesses the financial strength of its customers, requiring letters of credit from certain foreign customers, and provides an allowance for doubtful accounts as necessary.

Inventories

The Company’s entire inventory is purchased from third party manufacturers that are considered to be outside sources. The failure of any such third party manufacturer to meet its commitment on schedule could have a material adverse effect on the Company’s business, operating results and financial condition. If a sole-source supplier were to go out of business or otherwise become unable to meet its supply commitments, the process of locating and qualifying alternate sources could require up to several months, during which time the Company’s production could be delayed. Such delays could have a material adverse effect on the Company’s business, operating results and financial condition.

All of the Company’s third party manufacturers are located in foreign jurisdictions and are subject to certain risks, including the imposition of tariffs and import and export controls, together with changes in governmental policies. The occurrence of any of these events could have a material adverse effect on the Company’s business, operating results and financial condition.

The Company estimates inventory provisions for potentially excess and obsolete inventory on a part level basis based on forecasted demand and historical usage. Actual demand may differ from such anticipated demand and may have a material adverse effect on inventory valuation.

International Operations

The Company’s international business is an important contributor to the Company’s net revenue and operating results. However, a substantial portion of the Company’s international sales are denominated in the U.S. Dollar, and an increase in the value of the U.S. Dollar relative to foreign currencies could make products sold internationally less competitive. The operating expenses of the Company’s overseas offices are paid in local currencies and are subject to the effects of fluctuations in foreign currency exchange rates.

The Company maintained significant accounts receivable balances outside of the U.S. comprising 81.3% and 78.3%, respectively, of the Company’s net accounts receivable balance at December 31, 2010 and 2009. These balances are subject to the economic risks inherent to those regions.

21. Segment, Geographic, and Customer Information

During the fourth quarter of 2008, the Company initiated organizational changes and made enhancements to its internal management reporting and in 2009 began to report information pertaining to its four business segments: (i) the Americas, (ii) NEMEA, (iii) SEMEA and (iv) Asia-Pacific. The countries in the Americas consist of the United States, Canada, Mexico, the Caribbean, Central America, and South America. The countries in the NEMEA segment consist of Belgium, Sweden, Turkey, Austria and Germany. The countries in the SEMEA segment consist of France, Spain, the United Kingdom, countries within Western and Central Eastern Europe, Russia, Hungary, the Middle East, and Africa. The countries in the Asia-Pacific segment consist of China, Hong Kong, Indonesia, the Philippines, Singapore, Thailand, Australia, and New Zealand.

The Company’s Chief Operating Decision Maker (“CODM”) is its CEO. The CODM has access to discrete financial information for each of its business segments regarding revenue, gross margins (using fully burdened manufacturing costs), direct local service costs, direct operating expenses consisting of expenses directly associated with the business segment, and indirect operating expenses consisting of global shared cost centers such as global R&D, marketing, corporate general and administrative expenses, and stock-based compensation. The Company operations are managed by the Managing Directors for each business segment that report directly to the CEO and have responsibility for all business activities and combined operating results of their respective business segments. These individuals are compensated and evaluated based on the performance (Direct Trading Profit) of their business segment. Operating income also includes amortization of purchased intangible assets.

	Year Ended December 31,
	2010	2009	2008
Net Revenue
Americas	$126,015	$123,746	$160,038
NEMEA	110,225	102,492	90,104
SEMEA	161,844	131,505	133,210
Asia-Pacific	70,365	49,160	50,890

	$468,449	$406,903	$434,242

	Year Ended December 31,
	2010	2009	2008
Operating Income (Loss)
Americas	$24,955	$21,130	$16,278
NEMEA	28,411	19,267	(6,060)
SEMEA	37,241	24,676	(8,490)
Asia-Pacific	14,341	9,049	4,368
Shared cost centers	(83,868)	(71,002)	(82,808)

Total segment income (loss)	$21,080	$3,120	$(76,712)

Interest income	320	296	1,466
Interest expense	(12,503)	(10,990)	(6,822)
Foreign currency gain (loss)	(413)	411	(1,821)
Other income (expense)	519	390	191

Income (loss) before income taxes and discontinued operations	$9,003	$(6,773)	$(83,698)

	December 31, 2010	December 31, 2009
Total Assets
Americas	$87,721	$55,858
NEMEA	96,716	110,670
SEMEA	87,216	83,957
Asia-Pacific	41,490	26,597
Shared cost centers	13,797	29,806

	$326,940	$306,888

The Company’s goodwill by business segment is as follows (dollars in thousands):

	December 31, 2010	December 31, 2009
NEMEA	$13,689	$17,715
SEMEA	5,086	6,995
Asia-Pacific	3,826	3,826

	$22,601	$28,536

The Company’s intangible assets by business segment are as follows (dollars in thousands):

	December 31, 2010	December 31, 2009
Americas	$4,533	$1,453
NEMEA	34,670	44,021
SEMEA	494	955
Asia-Pacific	2,671	3,150

	$42,368	$49,579

The Company’s depreciation and amortization of property, plant, and equipment and acquired intangible assets are as follows (dollars in thousands):

	Year Ended December 31,
	2010	2009	2008
Americas	$5,907	$6,790	$7,452
NEMEA	8,002	9,166	6,793
SEMEA	2,365	2,376	2,732
Asia-Pacific	959	888	1,663

	$17,231	$19,220	$18,640

The Company’s impairment of goodwill and intangible assets is as follows (dollars in thousands):

	Year Ended December 31,
	2010	2009	2008
Americas	$—	$—	$6,432
NEMEA	—	—	24,400
SEMEA	—	—	32,426
Asia-Pacific	—	—	4,540

	$—	$—	$67,798

The following table presents net sales by country based on the location of the Company’s customers:

	December 31,	December 31,	December 31,
	2010	2009	2008
United States	$63,381	$73,660	$91,128
Germany	77,002	76,877	59,956
Other foreign countries	328,066	256,366	283,159

Total net sales	$468,449	$406,903	$434,243

One customer exceeded 10% of the Company’s consolidated net revenue in 2010, of which the majority is included in the Americas segment. There were no customers that exceeded 10% of the Company’s consolidated net revenue in 2009 or 2008.

The following table presents long-lived assets that cannot be readily removed:

	December 31,	December 31,	December 31,
	2010	2009	2008
United States	$2,301	$2,638	$2,693

Other foreign countries	$1,873	$485	$294

There were no other country outside of the United States with long-lived assets that cannot be readily removed with a net book value of greater than 10% of total property, plant and equipment, net as of December 31, 2010, 2009 and 2008.

22. Supplemental Cash Flow Information

Supplemental cash flow information for the years ended December 31, 2010, 2009 and 2008 is as follows (dollars in thousands):

	2010	2009	2008
Changes in operating assets and liabilities:
Accounts receivable	$(16,490)	$14,981	$5,464
Inventories	(19,712)	(1,808)	(7,371)
Income tax receivable	2	568	761
Prepaid expenses and other current assets	(1,666)	4,719	(207)
Other assets	3,747	(2,486)	5,660
Accounts payable	12,323	(1,874)	(4,333)
Accrued payroll and related expenses	(1,212)	(1,559)	(3,863)
Accrued sales and other tax	(2,562)	(1,902)	117
Accrued liabilities	(8,586)	(7,369)	(4,318)
Deferred revenue	5,711	(2,256)	1,626
Income taxes payable	391	696	(817)
Other liabilities	(764)	3,505	7,027

Net increase (decrease) in operating assets and liabilities	$(28,818)	$5,215	$(254)

Cash paid (received) during the year by continuing operations:
Interest	$63	$123	$144

Income taxes	$(252)	$2,866	$664

Noncash investing activities:
Changes in accounts payable related to the purchase of property, plant and equipment	$183	$639	$765

Changes in accounts payable related to the software development costs capitalized	$327	$800	$—

Changes in accrued liabilities related to the acquisitions	$—	$1,030	$—

Changes in accrued liabilities related to leasehold improvements	$695	$—	$—

Discontinued Operations:

Year 2010. The net cash provided by operating activities primarily relates to a European lease and service operation and was due to its operating activities for the year.

Year 2009. The net cash provided by operating activities primarily relates to a European lease and service operation and was due to its operating activities for the year.

Year 2008. The net cash provided by operating activities relates to the Company’s Australian Courier Business and a European lease and service operation and was due to its operating activities for the year.

23. Interim Financial Results (Unaudited)

The following tables set forth certain unaudited consolidated financial information for each of the four quarters in the years ended December 31, 2010 and 2009. In management’s opinion, this unaudited quarterly information has been prepared on the same basis as the audited consolidated financial statements and includes all necessary adjustments, consisting only of normal recurring adjustments that management considers necessary for a fair presentation of the unaudited quarterly results when read in conjunction with the Consolidated Financial Statements and Notes. The Company believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance (dollars in thousands, except per share data).

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year (1)
2010:
Net revenue	$98,755	$103,921	$125,102	$140,671	$468,449
Gross profit	34,720	32,117	40,140	48,050	155,027
Income (loss) before discontinued operations	277	(1,213)	4,603	2,781	6,448
Income (loss) after discontinued operations	98	(43)	(128)	340	267

Net income (loss)	$375	$(1,256)	$4,475	$3,121	$6,715

Basic income (loss) per share:
Continued operations	$0.01	$(0.02)	$0.09	$0.05	$0.12
Discontinued operations	—	—	(0.01)	0.01	—

Net income (loss)	$0.01	$(0.02)	$0.08	$0.06	$0.12

Diluted income (loss) per share:
Continued operations	$0.01	$(0.02)	$0.08	$0.05	$0.12
Discontinued operations	—	—	—	—	—

Net income (loss)	$0.01	$(0.02)	$0.08	$0.05	$0.12

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year (1)
2009:
Net revenue	$82,794	$105,575	$101,161	$117,373	$406,903
Gross profit	24,241	34,214	33,218	36,761	128,434
Income (loss) before discontinued operations	(9,854)	2,003	761	1,146	(5,944)
Income (loss) after discontinued operations	(71)	(748)	417	(522)	(924)

Net income (loss)	$(9,925)	$1,255	$1,178	$624	$(6,868)

Basic income (loss) per share:
Continued operations	$(0.18)	$0.04	$0.01	$0.02	$(0.11)
Discontinued operations	(0.01)	(0.02)	0.01	(0.01)	(0.02)

Net income (loss)	$(0.19)	$0.02	$0.02	$0.01	$(0.13)

Diluted income (loss) per share:
Continued operations	$(0.18)	$0.04	$0.01	$0.02	$(0.11)
Discontinued operations	(0.01)	(0.02)	0.01	(0.01)	(0.02)

Net income (loss)	$(0.19)	$0.02	$0.02	$0.01	$(0.13)

(1)	The summation of quarterly net income per share may not equate to the calculation for the full fiscal year as quarterly calculations are performed on a discrete basis where securities may have an anti-dilutive effect during individual quarters but not for the full year.